As filed with the Securities and Exchange Commission on September 16, 2008, File No. 333-151698

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A

Amendment No. 1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RJS DEVELOPMENT, INC.

(Name of small business issuer in its charter)

Florida (State or jurisdiction of incorporation or organization)

6552

(Primary Standard Industrial Classification Code Number)

696 First Ave. North, Suite 203

St. Petersburg, Florida 33701

(727) 823-0161

(Address and telephone number of principal executive offices and principal place of business

Joe Tyszko

696 First Ave. North, Suite 203

St. Petersburg, Florida 33701

(727) 823-0161

 (Name, address and telephone number of agent for service)

Copies to:

Clifford J. Hunt, Esquire

8200 Seminole Boulevard

Seminole, Florida 33772

Telephone (727) 471-0444  Facsimile (727) 471-0447

____________________

20-0075049 (I.R.S. Employer Identification No.)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company filer.  See definition of “accelerated filer” and “large accelerated filer” in Rule 12b-2 of the Exchange Act (Check one):

Large Accelerated Filer [ ]

Accelerated Filer [ ]

Non-Accelerated Filer [ ]

Smaller Reporting Company [X]

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CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock par value $0.01	18,375,000	$0.01	$183,750	$7.22

The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.  The 18,375,000 shares of common stock identified in the table above relate to the Resale Offering by fifty (50) selling shareholders.  This includes 3,675,000 shares beneficially owned by our current officers, directors and affiliated persons.  There are a total of 35,000,000 shares of our common stock issued and outstanding as of March 31, 2008.

Our common stock is not traded on any national exchange.  The selling shareholders may sell shares of our common stock at a fixed price of $. 01 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. The fixed price of $0.01 has been determined as the selling price based upon the original purchase price paid by the selling shareholders of $0.01.

There is no public market for our common stock. It is our intention to seek quotation on the OTC Bulletin Board subsequent to the date of this prospectus.  The lack of a public market for our common stock may place purchasers of shares being offered at risk of having an illiquid security.  There can be no assurance that any market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority (“FINRA”), which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

The selling security holders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions must be at the fixed price of $.01 for the duration of the offering or until such time as a market develops and at which time the selling security holders may sell at the market price.  The selling security holders may use any one or more of the following methods when selling shares: (i) ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers; (ii) block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (iii) purchases by a broker-dealer as principal and resale by the broker-dealer for its account; (iv) an exchange distribution in accordance with the rules of the applicable exchange; (v) privately negotiated transactions; (vi) effected short sales after the date the registration statement of which this Prospectus is a part is declared effective by the Securities and Exchange Commission; (vii) through the writing or settlement of options or other hedging transactions, whether through options exchange or otherwise; (viii) broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share; and (ix) a combination of any such methods of sale.

Investing in our common stock involves a high degree of risk. A potential investor should carefully consider the factors described under the heading “Risk Factors” beginning at page 6.

Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED September 16, 2008.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

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The information in this prospectus is not complete and may be changed.  The securities offered by this prospectus may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective.  This prospectus is neither an offer to sell these securities nor a solicitation of an offer to buy these securities in any state where an offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Dated September 16, 2008

RJS DEVELOPMENT, INC.

The Securities Being Offered For Resale Are Shares of Common Stock of RJS Development, Inc.

Shares offered by Security Holders in Resale Offering

18,375,000

This prospectus relates to 18,375,000 shares of RJS Development Common Stock which are being offered in the Resale Offering, by the security holders named in this prospectus under the caption “Selling Security Holders.”  The 18,375,000 shares of common stock are being offered by fifty (50) selling shareholders.  This includes 3,675,000 shares beneficially owned by our current officers, directors and affiliated persons.  There are a total of 35,000,000 shares of our common stock issued and outstanding as of March 31, 2008.

Our common stock is not traded on any national exchange.  The selling shareholders may sell shares of our common stock at a fixed price of $0.01 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

There is no public market for our common stock. It is our intention to seek quotation on the OTC Bulletin Board subsequent to the date of this prospectus.  The lack of a public market for our common stock may place purchasers of shares being offered at risk of having an illiquid security.  There can be no assurance that any market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority (“FINRA”), which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.  Both Affiliated and non-affiliated selling security holders must sell their shares at the fixed price of $.01 per share for the duration of the offering or until our stock is quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

Should we change the offering price of our stock, we will file an amendment to this registration statement reflecting our new offering price.  Our common stock is presently not traded on any market or securities exchange.  There are no arrangements to place the funds raised in an escrow, trust or similar account.

The purchasers of common stock in this offering may be receiving an illiquid security.

We will not receive any proceeds from the resale of shares of common stock by the selling stockholders.  We will incur all costs associated with this registration statement and prospectus.

Our common stock is not currently listed or quoted on any quotation medium and involves a high degree of risk.  You should read the “RISK FACTORS” section beginning on page 6 before you decide to purchase any of our common stock.

Neither the Securities and Exchange Commission nor any state commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Nor have they made, or will they make, any determination as to whether anyone should buy these securities.  Any representation to the contrary is a criminal offense.

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PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus.  You should read the following summary together with the more detailed information regarding RJS Development, Inc. (“Us,” “We,” “Our,” “RJS,” the “Company,” or “the Corporation”) and our financial statements and the related notes appearing elsewhere in this prospectus.

The Company Our Business

RJS Development specializes in commercial real estate development.  RJS has been doing business under their current name since May 7, 2003.  Originally formed to do any and all legal business, the intent of the corporation was to specialize in commercial real estate development, primarily retail shopping centers.  The President has been involved in commercial real estate projects ranging from strip center development, to acquiring vacant land, going through the rezoning process, obtaining all civil permits and approvals and then selling platted lots to retailers.  The Company has established a solid reputation with significant clientele and provides whatever service that offers tenants the ability to use one developer for one-stop sourcing for all of their needs.  We build projects with the intent that they be sold either as fee-simple properties, be held in a limited liability corporation for which the President is a principal or have permanent debt placed on the assets and held as stabilized investment properties.  We focus on geographic areas, products and price points where we believe there is significant demand for new commercial space and the potential for attractive returns to our company and investors. We currently develop and build in the Greater Tampa Bay market where we target a diverse range of companies that need to lease commercial space.

We focus on markets that have generally been characterized by strong population and economic growth trends that have led to strong demand for commercial space with long-term leasing.  Florida has been one of the states that have seen the highest population growth in the country.  The Greater Tampa Bay area has seen huge growth in population in the past decade and with these population growths comes development and the need for goods and services that retailers provide in what are called submarkets.  While we prefer to purchase land that is developed by others when practical, our core capabilities include obtaining or modifying the entitlements, obtaining all the necessary civil permits from all the various local and state agencies and then developing a set of construction drawings from our architect to build the retail center that best suits the marketplace.  Thus we are very well qualified to purchase and develop a “raw” or vacant parcel with no improvements or, acquire an out parcel to a major shopping center that has most, if not all, of the infrastructure in place.

Our general business strategy is to focus on for-sale commercial real estate development opportunities in the Greater Tampa Bay area that afford us the ability to produce products at price points where we believe there is significant and consistent long-term demand for new commercial space.  We believe the commercial property leasing industry is very cyclical in nature.  We recognize that current market conditions are extremely challenging.  Accordingly, we have adapted our business plan and strategy with the goal of protecting liquidity, enhancing our balance sheet and positioning our Company for future growth when market conditions improve.  In connection with this strategy, we have adopted a conservative approach to land acquisition and investment and have taken a patient approach with respect to market expansion.  We have developed a philosophy, that prior to purchasing a parcel of land, that we insure having at least fifty percent (50%) of the retail space committed to by tenants prior to construction commencement.  We believe that by doing so we are enhancing our ability to take advantage of attractive real estate investment opportunities in our core market as market conditions improve.

Our Statement of Organization:

We were incorporated in Florida on May 23, 2003, as RJS Development, Inc.  Our principal executive offices are located at 696 First Avenue North, Suite 203, Saint Petersburg, FL 33701.  Our phone number is (727) 823-0161.

The Offering Number of Shares Being Offered:

The selling security holders may sell up to 18,375,000 shares of common stock at $.01 per share.  Issuance of these shares to the selling security holders was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended.  Affiliated selling security holders and Non-affiliated selling security holders will sell at the fixed price of $.01 until we are quoted on the OTCBB or listed on a securities exchange.  Selling shareholders are underwriters as defined under the Securities Act of 1933.

Number of Shares Outstanding After the Offering:	35,000,000 shares of our common stock are issued and outstanding. We have no other securities issued.

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Selected Financial Data
As of December 31, 2007 (Audited)

Balance Sheet
Total Assets	$32,350
Total Liabilities	$37,912
Stockholders Equity	($5,562)

Statement of Operations	For Year Ended December 31, 2007 (Audited)
Revenue	$21,139
Total Expense	$27,234
Net Income (Loss)	($6,095)

As of December 31, 2006 (Audited)
Balance Sheet
Total Assets	$596,752
Total Liabilities	$435,676
Stockholders Equity	$161,076

Statement of Operations	For Year Ended December 31, 2006 (Audited)
Revenue	$410,470
Total Expenses	$177,814
Net Income (Loss)	$151,033

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RISK FACTORS

Before you invest in our common stock, you should be aware that there are risks, as described below.  You should carefully consider these risk factors together with all of the other information included in this prospectus before you decide to purchase shares of our common stock.  Any of the following risks could adversely affect our business, financial conditions and results of operations.

Risks Related To the Company

(1)

We Engage In Construction And Real Estate Activities Which Are Speculative And Involve A High Degree Of Risk.

The construction and real estate development industry is speculative and is significantly affected by changes in economic and other conditions, such as:

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employment levels;

•

decrease of demand for commercial space;

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recessions;

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lowering or declining rental rates;

•

availability of land;

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availability of financing;

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interest rates; and

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consumer confidence.

These factors can negatively affect the demand for and pricing of our commercial space and profitability.  We are also subject to a number of risks, many of which are beyond our control, including:

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delays in construction schedules;

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cost overruns;

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changes in governmental regulations (such as slow- or no-growth initiatives, moratoriums);

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Acts of GOD that can delay construction;

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increases in real estate taxes and other local government fees;

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labor strikes;

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increases in construction costs;

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increases in energy costs;

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transportation costs for delivery of materials; and

•

increases and/or shortages in raw materials and labor costs.

(2)

Failure To Successfully Negotiate Extensions To Our Credit Facilities Could Adversely Affect Our Liquidity.

We have access to several financial lenders in the Greater Tampa Bay area that are able to issue lines of credit to fund business operations based on the experience and personal guarantee of its President.  However, with the current credit crisis, these lines of credit are increasingly harder to obtain.

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(3)

Fluctuations In Market Conditions May Affect Our Ability To Develop Our Land And Lease Space At Expected Prices, If At All, Which Could Adversely Affect Our Revenues, Earnings And Cash Flows.

We are subject to the potential for significant fluctuations in the market value of our land and commercial space for lease.  We must constantly locate and acquire new tracts of undeveloped and developed land to support our development business.  There is a lag between the time we acquire control of undeveloped land and the time that we can bring the projects built on that land to market and deliver our space for leasing.  This lag time varies from site to site as it is impossible to determine in advance the length of time it will take to obtain governmental approvals and building permits.  The risk of owning undeveloped  and developed land can be substantial.  The market value of undeveloped land, buildable lots and commercial space inventories can fluctuate significantly as a result of changing economic and market conditions.  Inventory carrying costs can be significant and can result in losses in a poorly performing development or market.  Material write-downs of the estimated value of our land and commercial space inventory could occur if market conditions deteriorate or if we purchase land or build properties at higher prices during stronger economic periods and the value of those land or properties subsequently decline during weaker economic periods.  We could also be forced to sell properties, land or lots for prices that generate lower profit than we anticipate, or at a loss, and /or may not be able to dispose of an investment in a timely manner when we find dispositions advantageous or necessary.

Commercial Space Prices And Sales Activities In The Greater Tampa Bay Area Market Has A Large Impact On Our Results Of Operations Because We Conduct Substantially All Of Our Business In This Market.

Commercial retail, office and industrial space prices and sales activities in the Greater Tampa Bay area market has a large impact on our results of operations because we conduct substantially all of our business in this market.  Although demand in this geographic area historically has been very strong, decreased demand of by tenants may reduce the “lease up” of our shopping centers, which would likely have a negative impact on our earnings.  This could adversely affect our results of operations and cash flows.

We have an operating history that includes major fluctuations of net income and losses.  We expect this trend to continue in the future.  Since the inception of RJS Development, Inc. in 2003, the company has sustained growth and had its most profitable year in 2006.  The development business cycle lasts approximately eighteen (18) months to thirty-six (36) months; meaning it could be anywhere from one and a half to three years before the company yields a profit.  For example, RJS Development, Inc. earned approximately $151,033 in 2006.  The result of which was the sale of a completed retail shopping center that was in the planning, permitting, leasing and construction phases in 2004 and 2005.  The profits from the disposition of this development did not occur until 2006.  In comparison, RJS Development, Inc. showed a minor loss in 2007 as a result of the fact that none of the developmental projects were sold or have yielded a profit to-date.  We expect to have profits in the upcoming fiscal years, however due to market uncertainty that cannot be guaranteed or quantified at this time.

To further the strain, market fluctuations are the main issue we are witnessing in the marketplace.  The commercial real estate business has slowed considerably in the past twelve (12) months as compared to the “boom” years of 2004, 2005 and 2006.  Retailers have slowed growth due to declining or unstable profits, not to mention their inability to obtain favorable financing for expansion.  Since this industry is directly linked to the retail tenants, our clients, we must adapt accordingly to their needs.  We attend multiple trade shows and conferences annually, specifically the International Council of Shopping Centers or ICSC.  This is the country’s largest organization comprising of retailers, developers, brokers, financial institutions and contractors.  We diligently attend these conventions in an attempt to gather information on retailers and their plans for expansion, their target markets and related criteria, etc.  It is at these conferences that we also present our projects/developments in an attempt to acquire preliminary commitments from retailers.  In recent years, most retailers have indicated a significant slowdown in growth and expansion.  They appear to be increasingly more selective in the sites they commit to.  The consensus is that, until these retailers can digest the current state of the economy, the ability to obtain secure credit lines and/or financial commitments as well as the ability to determine the profitability of their existing locations, expansion will continue to be slow.  However, because this industry has such a long life cycle, typically two to three years, we feel that this provides us the opportunity to seek sites or properties that the retailers will be attracted to when the current economic condition does improve, putting us in an excellent position to consummate transactions ahead of our competition.  In addition, because of the low demand for raw land, sellers have lowered their prices leaving us feeling confident that we can procure properties for fifty to seventy-five percent (50% to 75%) of the peak values we witnessed in 2004 and 2005.  We believe this gives us a competitive advantage but it requires a combination of equity, debt or cash reserves or future profits to fully seize this excellent opportunity.

(4)

Because Our Business Depends On The Acquisition Of New Land, The Potential Limitations On The Supply Of Land Could Reduce Our Revenues Or Negatively Impact Our Results Of Operations And Cash Flows.

Due to continued demand for commercial space, we experience competition for available land and developed sites in the Greater Tampa Bay area market.  In this market, we have experienced competition for sites from other, sometimes better capitalized,

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developers.  Our ability to continue our building activities over the long term depends upon our ability to locate and acquire suitable parcels of land or developed sites to support our development operations.  As competition for land increases, the cost of acquiring it may rise, and the availability of suitable parcels at acceptable prices may decline.  The increased cost of land requires us to increase the prices per square foot for our space.  This increased pricing could increase the rate at which consumer demand for our space declines and, consequently, reduces that number of spaces we lease long-term and lead to a decrease in our revenues, earnings and cash flows.

(5)

Our Business Is Subject To Governmental Regulations That May Delay, Increase The Cost Of, Prohibit Or Severely Restrict Our Development And Building Projects And Reduce Our Revenues And Cash Flows.

We are subject to extensive and complex laws and regulations that affect the land development and building process, including laws and regulations related to zoning, permitted land uses, levels of density (floor area ratio), building design, access to water and other utilities, water and waste disposal, access to roadways, wetlands, flood zones and use of open spaces.  In addition, we and our contractors are subject to laws and regulations relating to worker health and safety which cause higher construction prices.  We also are subject to a variety of local, state and federal laws and regulations concerning the protection of health and the environment.  In some of our markets, we are required to pay significant impact fees and give commitments to provide or upgrade certain infrastructure such as roads and sewage systems to be allowed to develop certain parcels of land.  We must also obtain permits and approvals from local authorities to complete development or construction which can vary from several months to years before obtaining such permits prior to commencing construction.  The laws and regulations under which we and our subcontractors operate, and our and their obligations to comply with them, may result in delays in construction and development, causing us to incur substantial compliance and other increased costs, and prohibit or severely restrict development in certain areas in which we operate.  If we are unable to continue to develop commercial strip centers and build and deliver spaces to tenants as a result of these restrictions or if our compliance costs increase substantially, our revenues, earnings and cash flows may be reduced.

(6)

Cities And Counties In Which We Operate Have Adopted, Or May Adopt, Slow Or No-Growth Initiatives That Would Reduce Our Ability To Build Properties In These Areas And Could Adversely Affect Our Revenues, Earnings And Cash Flows.

From time to time, certain cities and counties in which we operate have approved, and others in which we operate may approve, various “slow-growth” or “no-growth” initiatives and other similar ballot measures.  Such initiatives restrict development within localities by, for example, limiting the number of building permits available in a given year.  Approval of slow- or no-growth measures could reduce our ability to acquire land, obtain building permits and build properties in the affected market and could create additional costs and administration requirements, which in turn could have an adverse effect on our revenues, earnings and cash flows.  Increased regulation in the real estate development industry increases the time required to obtain the necessary approvals to begin construction and has prolonged the time between the initial acquisition of land or land options and the commencement and completion of construction.  These delays increase our costs, decrease our profitability and increase the risks associated with the land inventories we maintain.

Municipalities may restrict or place moratoriums on the availability of utilities, such as water and sewer taps or make developers like ourselves pay huge impact fees or contribute to certain funds which can make projects not financially feasible.  If municipalities in which we operate take actions like these, it could have an adverse effect on our business by causing delays, increasing our costs or limiting our ability to build in those municipalities.

(7)

Our Ability To Develop Real Estate, And, Accordingly, Our Results Of Operations, Will be Affected By The Availability Of Financing To Us For Our Projects.

We finance our purchases through third-party mortgage financing.  Real estate demand is generally adversely affected by:

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increases in interest rates and/or related fees;

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increases in real estate transaction closing costs;

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decreases in the availability of mortgage financing;

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increasing commercial property costs; and

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unemployment; and

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Increases in interest rates or decreases in the availability of mortgage financing could depress the market for real estate development because of the increased monthly mortgage costs or the unavailability of financing to developers.  Even if developers do not need financing, increases in interest rates could make it harder for us to dispose of our assets once they are completed because the buyers of these projects have to incur the same increases in securing long term financing.  This could adversely affect our operating results and financial condition.

In the past six to nine months, the financial market has significantly changed due to the sub-prime crisis.  Many financial lenders that we have relationships with have literally “shut off the valve” to financing.  Others have increased their “spreads” dramatically.  In past years, lenders would have secured loans that would range from 1.2% to 1.5% above the ten year treasury yield.  These same lenders, if liquid, are financing at 2.50% and 3.00% above the ten year treasury yield.  We have had to turn to alternate sources of financing such as life insurance companies or private equity pools.  In addition, we are finding the need to use mortgage brokers to locate access to favorable financing when in the past we could have obtaining it by going directly to the source.  Using mortgage brokers adds to the cost of securing transactions but is necessary in the current difficult economic and financial market.

(8)

The Competitive Conditions In The Building Industry Could Increase Our Costs, Reduce Our Revenues And Earnings And Otherwise Adversely Affect Our Results Of Operations And Cash Flows.

The development industry is highly competitive and fragmented.  We compete in our market with a number of national, regional and local developers for tenants and buyers, undeveloped land and sites, raw materials and labor.  We do not compete against all of the developers in our geographic markets, product types or submarkets, as some larger developers focus on particular types of projects within those markets, such as large mall developments that are not in competition with our projects.

We compete primarily on the basis of price, location, design, quality, service and reputation.  Some of our competitors have greater financial resources, more established market positions and better opportunities for land and site acquisitions than we do and have lower costs of capital, labor and material than us. The competitive conditions in the commercial building industry could, among other things:

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make it difficult for us to acquire suitable land or sites in desirable locations at acceptable prices and terms, which could adversely affect our ability to develop property;

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require us to increase leasing commissions, free rent concessions and abatements  and other incentives, which could reduce our profit margins;

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require us to lower projected rental rates than budgeted;

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result in lower leasing volume and revenues; and

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increase our costs and reduce our earnings.

(9)

 Our Business Is Concentrated In A Geographic Area Which Increases Our Exposure To Localized Risks.

We currently develop property principally in the Greater Tampa Bay area market.  Our limited geographic diversity means that adverse general economic, weather or other conditions in either of these markets could adversely affect our results of operations and cash flows or our ability to grow our business.  We develop currently in Florida and do not have the resources nor the market knowledge to expand our development to other part of the United States which have lower land costs, less governmental restrictions and a greater demand from our tenants and buyers that we have in Florida.

(10)

 Our Growth Strategy To Expand Into New Geographic Areas Poses Risks.

We may expand our business into new geographic areas outside of the Tampa Bay market.  We will face additional risks if we develop property in geographic areas or climates in which we do not have experience or if we develop a different size or style of commercial property than those currently being developed, including:

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adjusting our construction methods to different geographies and climates;

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obtaining the necessary construction materials and labor in sufficient amounts and on acceptable terms;

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obtaining necessary entitlements and permits under unfamiliar regulatory regimes;

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attracting potential clients and tenants in a market in which we do not have significant experience; and

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obtaining the knowledge of the market in which we do not have experience; and

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the cost of hiring new employees and increased infrastructure costs.

We may not be able to successfully manage the risks of such an expansion, which could have a material adverse effect on our revenues, earnings, cash flows and financial condition.

(11)

 We May Not Be Able To Successfully Identify, Complete Or Integrate Acquisitions.

As part of our business strategy, we expect to continue to review acquisition prospects in our existing market and in new markets in the Southeast region or elsewhere that would complement our existing business, or that might otherwise offer growth opportunities.  The identification, underwriting and negotiation of such deals is an ongoing process.  While we are not currently engaged in either discussions, negotiation or due diligence with other developers we may resume those activities at any time.  To the extent we complete acquisitions, we may be unable to realize the anticipated benefits because of operational factors or difficulties in integrating the acquisitions with our existing business.  Acquisitions entail numerous risks, including, but not limited to:

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difficulties in assimilating acquired management and operations;

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risks associated with investing the necessary resources in order to achieve profitability;

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the incurrence of significant due diligence expenses relating to acquisitions that are not completed;

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unforeseen expenses and liabilities;

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risks associated with entering new markets or sub-markets in which we have limited or no prior experiences;

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the diversion of our management’s attention from our current business;

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the potential loss of key employees, including senior executives, of acquired organizations; and

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risks associated with transferred assets and liabilities.

We may not be able to acquire or manage profitably additional businesses, or to integrate successfully any acquired businesses, properties or personnel into our business, without substantial costs, delays or other operational or financial difficulties.  Our failure to do so could have a material adverse effect on our business, financial condition, results of operations and cash flows.

(12)

 We Are Dependent On The Services Of A Certain Key Employee And The Loss Of His Services Could Harm Our Business.

Our success largely depends on the continuing services of our Chairman and Chief Executive Officer, Joe Tyszko.  Our continued success also depends on our ability to attract and retain qualified personnel.  We believe that Mr. Tyszko possesses valuable industry knowledge, experience and leadership abilities that would be difficult in the short term to replicate.  The loss of him as a key employee could harm our operations, business plans and cash flows.

(13)

 Our Growth Requires Additional Capital, Which May Not Be Available.

The real estate development industry is capital intensive and requires significant expenditures for land purchases, land development and construction as well as potential acquisitions from other developers.  In order to execute our growth strategy, we anticipate that we will need to obtain additional financing as we expand our operations.  These funds may be obtained through public or private debt or equity financings, additional bank borrowings or from strategic alliances or joint ventures.  We may not be successful in obtaining

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additional funds in a timely manner or favorable terms or at all.  Moreover, a number of our bank financing agreements contain provisions that limit the type and amount of debt we may incur in the future without our lenders’ consent.  In addition, the availability of borrowed funds, especially for land acquisition and construction financing, may be greatly reduced, and lenders may require us to invest increased amounts of equity in a project in connection with both new loans and the extension of existing loans.  If we do not have access to additional capital, we may be required to delay, scale back or abandon some or all of our acquisition plans or growth strategies or reduce capital expenditures and the size of our operations and as a result may experience a material adverse affect on our business, results of operations and cash flows.

(14)

 Our Growth Depends On The Availability Of Construction, Acquisition And Development Loans.

Currently, we have multiple construction, acquisition and development loans in addition to long term financing on projects which we are currently opting to hold.  These credit facilities tend to be project-oriented and require significant management time to administer them.  Additionally, if financial institutions decide to discontinue providing these facilities to us, we would lose our primary source of financing our operations or the cost of retaining or replacing these credit facilities could increase dramatically depending on the future of short and long term interest rates.  Further, this type of financing is typically characterized by short-term loans which are subject to call.  If favorable permanent financing becomes unavailable or long term rates become unfavorable we may not be able to meet our obligations in our initial Acquisition and Development loans which typically are mini permanent loans lasting nor longer than three (3) years.

(15)

 If We Experience Shortages Of Labor Or Supplies Or Other Circumstances Beyond Our Control, There Could Be Delays Or Increased Costs In Developing Our Projects, Which Would Adversely Affect Our Operating Results And Cash Flows.

We and the building industry from time to time may be affected by circumstances beyond our control, including:

•

work stoppages, labor disputes and shortages of qualified trades people, such as carpenters, roofers, electricians and plumbers;

•

lack of availability of adequate utility infrastructure and services;

•

transportation cost increases;

•

our need to rely on local subcontractors who may not be adequately capitalized or insured; and

•

shortages or fluctuations in prices of building materials.

These difficulties have caused and likely will cause unexpected construction delays and short-term increases in construction costs.  In an attempt to protect the margins on our projects, our contractors often purchase certain building materials with commitments that lock in the prices of these materials for ninety (90) to one hundred twenty (120) days or more.  However, once the supply of building materials subject to these commitments is exhausted, we are again subject to market fluctuations and shortages.  We may not be able to recover unexpected increases in construction or materials costs by raising our leasing prices because, typically, the market rate for space at each property is established prior to the completion of the project.  Furthermore, sustained increases in construction costs may, over time, erode our profit margins and may adversely affect our results of operations and cash flows.

(16)

 We Depend On The Availability And Skill Of Contractors.

Most all of our construction work is done by general contractors with us overseeing the project with an internal or external person on behalf of our organization.  Accordingly, the timing and quality of our construction depends on the availability and skill of those contractors.  We do not have long-term contractual commitments with these contractors.  Although we believe that our relationships with our contractors are good, we cannot assure that skilled contractors will continue to be available at reasonable rates and in the areas in which we conduct our operations.  The inability to contract with skilled contractors at reasonable costs on a timely basis could limit our ability to develop property and could erode our profit margins and adversely affect our results of operations and cash flows.

(17)

 Product Liability Litigation And Claims That Arise In The Ordinary Course Of Business May Be Costly Or Negatively Impact Sales, Which Could Adversely Affect Our Results Of Operations And Cash Flows.

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Our property development business is subject to construction defect and product liability claims arising in the ordinary course of business.  These claims are common in the building industry and can be costly.  Among the claims for which developers and builders have financial exposure are property damage, environmental claims and bodily injury claims.  Damages awarded under these suits may include the costs of remediation, loss of property and health-related bodily injury.  In response to increased litigation, insurance underwriters have attempted to limit their risk by excluding coverage for certain claims associated with environmental conditions, pollution and product and workmanship defects.  As a developer, we may be at risk of loss for mold-related property, bodily injury and other claims in amounts that exceed available limits on our comprehensive general liability policies that we require our contractors to carry.  In addition, the costs of insuring against construction defect and product liability claims are high and the amount of coverage offered by insurance companies is limited.  Uninsured product liability and similar claims, claims in excess of the limits under our insurance policies and the costs of obtaining insurance to cover such claims could have a material adverse effect on our revenues, earnings and cash flows.

(18)

 Increased Insurance Risk Could Negatively Affect Our Business, Results Of Operations And Cash Flows.

Insurance and surety companies have reassessed many aspects of their business and, as a result, may take actions that could negatively affect our business.  These actions could include increasing insurance premiums, requiring higher self-insured retentions and deductibles, requiring additional collateral on surety bonds, reducing limits, restricting coverages, imposing exclusions, and refusing to underwrite certain risks and classes of business.  Any of these actions may adversely affect our ability to obtain appropriate insurance coverage at reasonable costs, which could have a material adverse effect on our business.  Additionally, coverage for certain types of claims, such as claims relating to mold, is generally unavailable.  Further, we rely on surety bonds, typically provided by insurance companies, as a means of limiting the amount of capital utilized in connection with the public improvement sureties that we are required to post with governmental authorities in connection with land development and construction activities.  The cost of obtaining these surety bonds is, from time to time, unpredictable and on occasion these surety bonds are unavailable.  These factors can delay commencement of development projects and adversely affect revenues, earnings and cash flows.

(19)

 Our Business, Revenues, Earnings And Cash Flows May Be Adversely Affected By Adverse Weather Conditions Or Natural Disasters.

Adverse weather conditions, such as extended periods of rain especially during the summer months in Florida, and natural disasters, such as hurricanes, tornadoes, floods and fires, can delay completion of projects and the subsequent leasing of space, damage to partially or complete projects could increase the cost of our projects.  To the extent that natural disasters or adverse weather events occur, our business and results may be adversely affected.  To the extent our insurance is not adequate to cover business interruption losses or repair costs resulting from these events, our revenues, earnings and cash flows may be adversely affected.

(20)

 We Are Subject To Certain Environmental Laws And The Cost Of Compliance Could Adversely Affect Our Business, Results Of Operations And Cash Flows.

As a current or previous owner or operator of real property, we may be liable under federal, state, and local environmental laws, ordinances and regulations for the costs of removal or remediation of hazardous or toxic substances on, under or in the properties or in the proximity of the properties we develop.  These laws often impose liability whether or not we knew of, or were responsible for, the presence of such hazardous or toxic substances.  The cost of investigating, remediating or removing such hazardous or toxic substances may be substantial.  The presence of any such substance, or the failure promptly to remediate any such substance, may adversely affect our ability to sell the property, to use the property for our intended purpose, or to borrow funds using the property as collateral.  In addition, the construction process involves the use of hazardous and toxic materials.  We could be held liable under environments laws for the costs of removal or remediation of such materials.  In addition, our existing credit facilities also restrict our access to the loan proceeds if the properties that are used to collateralize the loans are contaminated by hazardous substances and require us to indemnify the bank against losses resulting from such occurrence for significant periods of time, even after the loan is fully repaid.

(21)

 If We Are Not Able To Develop Our Properties Successfully, Our Earnings And Cash Flows Could Be Diminished.

Before a project generates any revenues, material expenditures are required to acquire land, to obtain development approvals and to construct the infrastructure and vertical building or buildings.  It can take a year or longer to achieve cumulative positive cash flow.  Our inability to develop and market our properties successfully and to generate positive cash flows from these operations in a timely manner would have a material adverse effect on our ability to service our debt and to meet our working capital requirements.

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(22)

 Our Operating Results May Vary.

We expect to experience variability in our revenues and net income.  Factors expected to contribute to this variability include, among other things:

•

the condition of the real estate market and the general economy in the markets in which we operate;

•

the uncertain timing of real estate closings;

•

our ability to continue to acquire additional land or options thereon on acceptable terms and the timing of all necessary regulatory approvals required for development;

•

the cyclical nature of the building industry;

•

the changing regulatory environment concerning real estate development and building;

•

changes in prevailing interest rates and the availability of mortgage financing; and

•

costs of material and labor and delays in construction schedules.

(23)

 Acts Of War Or Terrorism May Seriously Harm Our Business.

Acts of war, any outbreak or escalation of hostilities between the United States and any foreign power or acts of terrorism, may cause disruption to the U.S. economy, or the local economies of the markets in which we operate, cause shortages of building materials, increase costs associated with obtaining building materials, result in building code changes that could increase costs of construction, affect job growth and consumer confidence, or cause economic changes that we cannot anticipate, all of which could reduce demand for our commercial office space and adversely impact our revenues, earnings and cash flows.

Risks Related To This Offering

(24)

 There Is No Public Market for Our Shares, and There We Do Not Know If One Will Develop Due to the Limited Demand for Stocks In the Business Services We Offer.

Purchasers of these shares are at risk of no liquidity for their investment.  Prior to this offering, there has been no established trading market for our securities, and we do not know that a regular trading market for the securities will develop.  We will be offering shares for sale in a company that has very limited offering of commercial real estate development services.  Due to the limited services we offer, we anticipate that demand for our shares will not be very high.  If a trading market does develop for the securities offered hereby, we do not know if it will be sustained.  We plan to apply to have our stock quoted on the over-the-counter (“OTC”) Electronic Bulletin Board.  Such application will be filed with the Financial Industry Regulatory Authority (“FINRA”).  We must obtain the services of a FINRA approved broker-dealer/market maker to file an application for our company and we do not know if such market maker will be to obtain a listing or if an established market for our common stock will be developed.

(25)

 Since We Are Selling up to 18,375,000  Shares of Our Common Stock on a Self-underwritten Basis, Purchasers, If Any, Will Not Have the Benefit of an Underwriter or Broker Selling Our Shares.

In our resale offering, we are selling up to a maximum of 18,375,000 shares of our common stock on a self-underwritten basis.  We are less likely to sell the shares we are offering on a self-underwritten basis than if we were selling the shares through an underwriter. By selling our stock on a self-underwritten basis, we will not be able to utilize the services of an underwriter to offer or sell our securities for us.  We will undertake on our own to market and sell the securities to the public.  We have not set a minimum with respect to the amount of our securities that we intend to sell.  Even if a purchaser buys shares of our common stock, we may not be able to sell any other additional shares proposed for sale pursuant to this offering.  This may cause our stockholders to lose all or a substantial portion of their investment.

(26)

 Because it May Be Difficult to Effect a Change in Control of RJS Development, Inc. Without Current Management Consent, Management May Be Entrenched Even Though Stockholders May Believe Other Management May Be Better and a Potential Suitor Who May Be Willing to Pay a Premium to Acquire Us May Not Attempt to Do So.

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Joe Tyszko, President and Director, currently holds approximately 20,300,000 shares of our outstanding voting stock, of which 3,675,000 shares are being registered in this offering.  In addition, there are approximately 1,500,000 shares owned by relatives of Mr. Tyszko.  If Mr. Tyszko and his relatives choose to keep all of their stock (that is, they sell none of their stock during this offering), Mr. Tyszko and his family could retain their status as controlling security holders.  Such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of the Company and entrenching current management even though stockholders may believe other management may be better.  Potential suitors who otherwise might be willing to pay a premium to acquire us may decide not to acquire us because it may be difficult to effect a change in control of us without current management’s consent.  Mr. Tyszko has the ability to control the outcome on all matters requiring stockholder approval, including the election and removal of directors; any merger, consolidation or sale of all or substantially all of our assets; and the ability to control our management and affairs.

(27)

 The Possible Sale of Shares of Common Stock by Our Selling Security Holders May Have a Significant Adverse Effect on the Market Price of Our Common Stock Should a Market Develop.

The 18,375,000 shares of common stock owned by the selling security holders will be registered with the U.S. Securities Exchange Commission.  The security holders may sell some or all of their shares immediately after they are registered.  In the event that the security holders sell some or all of their shares, the price of our common stock could decrease significantly.

Our ability to raise additional capital through the sale of our stock in a private placement may be harmed by these competing re-sales of our common stock by the selling security holders.  Potential investors may not be interested in purchasing shares of our common stock if the selling security holders are selling their shares of common stock.  The selling of stock by the security holders could be interpreted by potential investors as a lack of confidence in us and our ability to develop a stable market for our stock.  The price of our common stock could fall if the selling security holders sell substantial amounts of our common stock.  These sales may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate because the selling security holders may offer to sell their shares of common stock to potential investors for less than we do.

(28)

 Our Lack of Business Diversification Could Result in the Devaluation of Our Stock if our Revenues From Our Primary Products Decrease.

We expect our business to solely consist of commercial real estate development.  We do not have any other lines of business or other sources of revenue if we are unable to compete effectively in the marketplace.  While our lack of diversification has not hurt our profitability in the past, our expansion of operations may impact our lack of diversity.  This lack of business diversification could cause you to lose all or some of your investment if we are unable to generate additional revenues since we do not expect to have any other lines of business or alternative revenue sources.

(29)

 Changes in the Prices of Real Estate Can Be Volatile and These Changes Will Significantly Impact Our Financial Performance and the Value of your Investment.

Our results of operations and financial condition will be significantly affected by the cost and supply of real estate as well as our competitors.  Changes in the price of real estate for commercial development can cause us to operate unprofitably.  The cost of obtaining real estate at cost effective prices is something over which we have no control.  Generally, higher costs of land will produce lower profit margins.  This is especially true if market conditions do not allow us to pass through increased costs to our tenants.  There is no assurance that we will be able to pass through such costs through higher prices.  If we experience a sustained period of higher costs, such costs will reduce our ability to generate revenues and our profit margins may significantly decrease or be eliminated and you may lose some or all of your investment.

(30)

 There Has Been No Independent Valuation of the Stock, Which Means That the Stock May Be Worth Less Than the Purchase Price.

The per share purchase price has been determined by us without independent valuation of the shares.  We established the offering price based on our recent sale of stock at par value, not based on perceived market value, book value, or other established criteria.  We did not obtain an independent appraisal opinion on the valuation of the shares.  The shares may have a value significantly less than the offering price and the shares may never obtain a value equal to or greater than the offering price.

(31)

 Investors May Never Receive Cash Distributions Which Could Result in an Investor Receiving Little or No Return on His or Her Investment.

Distributions are payable at the sole discretion of our board of directors.  We do not know the amount of cash that we will generate, if any, once we have more productive operations.  Cash distributions are not assured, and we may never be in a position to make distributions.

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(32)

 The Penny Stock Rules Could Restrict the Ability of Broker-Dealers to Sell Our Shares Having a Negative Effect on Our Offering.

The SEC has adopted penny stock regulations which apply to securities traded over-the-counter.  These regulations generally define penny stock to be any equity security that has a market price of less then $5.00 per share or an equity security of an issuer with net tangible assets of less than $5,000,000 as indicated in audited financial statements, if the corporation has been in continuous operations for less than three years.  Subject to certain limited exceptions, the rules for any transaction involving a penny stock require the delivery, prior to the transaction, of a risk disclosure document prepared by the SEC that contains certain information describing the nature and level of risk associated with investments in the penny stock market.  The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities.  Monthly account statements must be sent by the broker-dealer disclosing the estimated market value of each penny stock held in the account or indicating that the estimated market value cannot be determined because of the unavailability of firm quotes.  In addition, the rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and institutional accredited investors (generally institutions with assets in excess of $5,000,000).  These practices require that, prior to the purchase, the broker-dealer determined that transactions in penny stocks were suitable for the purchaser and obtained the purchaser’s written consent to the transaction.  If a market for our common stock does develop and our shares trade below $5.00 per share, it will be a penny stock.  Consequently, the penny stock rules will likely restrict the ability of broker-dealers to sell our shares and will likely affect the ability of purchasers in the offering to sell our shares in the secondary market.  Trading in our common stock will be subject to the “penny stock” rules.  Due to the thinly traded market of these shares investors are at a much higher risk to lose all or part of their investment.  Not only are these shares thinly traded but they are subject to higher fluctuations in price due to the instability of earnings of these smaller companies.  As a result of the lack of a highly traded market in our shares investors are at risk of a lack of brokers who may be willing to trade in these shares.

A NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties.  We use words such as “anticipates,” “believes,” “plans,” “expects,” “future,” “intends,” and similar expressions to identify these forward-looking statements.  Prospective investors should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus.  Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by RJS Development, Inc. described in “Risk Factors” and elsewhere in this prospectus.  For example, a few of the uncertainties that could affect the accuracy of forward-looking statements include:

(a)

an abrupt economic change resulting in an unexpected downturn in demand;

(b)

governmental restrictions or excessive taxes on land;

(c)

over-abundance of companies developing commercial properties to lease space or sell the developed building;

(d)

economic resources to support the development of our projects;

(e)

expansion plans, access to potential clients, and advances in technology; and

(f)

lack of working capital that could hinder the land acquisition for development of our projects.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this Prospectus by the selling shareholders.

DETERMINATION OF OFFERING PRICE

The price of the shares we are offering was arbitrarily determined by us.  The offering price bears no relationship whatsoever to our assets or earnings.  Among factors considered were:

(a)

Our recent sales of securities under Section 4(2) of the Securities Act of 1933, as amended, at par value,

(b)

Our relative cash requirements, and

(c)

Our management expertise.

DILUTION

18,375,000 shares of the common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, it will not cause dilution to our existing shareholders.

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SELLING SECURITY HOLDERS

This prospectus will also be used for the offering of shares of our common stock owned by selling security holders.  The selling security holders may offer for sale up to 18,375,000 of the 35,000,000 shares of our common stock issued to them.  Selling security holders, Affiliates and Non-affiliates must sell their shares at $0.01 until our securities become quoted on a securities exchange and thereafter at market prices or in negotiated private transactions.  We will not receive any proceeds from such sales.  The resale of the securities by the selling security holder is subject to the prospectus delivery and other requirements of the Securities Act.  All selling security holders have been advised to notify any purchaser of their shares that none of the proceeds from the sale of their stock will go to the Company.  All expenses of this offering are being paid for by us on behalf of selling security holders.  The following table sets forth information on our selling security shareholders.

Table 1.0 Selling Security Holders

Name of security holder	Shares beneficially owned as of the date of this prospectus (1) (3)	Percent owned as of the date of this prospectus	Maximum number of shares to be sold pursuant to this prospectus	Percent owned after offering is complete (2)	Position, office or other material relationship to the company within last three years
Joe Tyszko	20,300,000	58%	3,675,000	58%	President, Secretary, Director, Husband of Treasurer Valerie Tyszko
Tom Tyszko	300,000	0.85%	300,000	0.85%	Father of President
Loretta Tyszko	300,000	0.85%	300,000	0.85%	Mother of President
Jean Bolling	300,000	0.85%	300,000	0.85%	Sister of President
Steve Tyszko	300,000	0.85%	300,000	0.85%	Brother of President
Dawn Tyszko	300,000	0.85%	300,000	0.85%	Sister in law of President
Christy Hicks	300,000	0.85%	300,000	0.85%	None
Martae Pratt	300,000	0.85%	300,000	0.85%	None
Cathy Hicks	300,000	0.85%	300,000	0.85%	None
Tara Dobbins	300,000	0.85%	300,000	0.85%	None
Scott Dobbins	300,000	0.85%	300,000	0.85%	None
Pam Pitre	300,000	0.85%	300,000	0.85%	None
Shawn Pitre	300,000	0.85%	300,000	0.85%	None
Michael Pruitt	300,000	0.85%	300,000	0.85%	None
Troy Artz	300,000	0.85%	300,000	0.85%	None
Nate Rich	300,000	0.85%	300,000	0.85%	None
Gail McGrath	300,000	0.85%	300,000	0.85%	None
David Patterson	300,000	0.85%	300,000	0.85%	None
Wendy Patterson	300,000	0.85%	300,000	0.85%	None
Donna Jenkins	300,000	0.85%	300,000	0.85%	None
Cherie Jenkins	300,000	0.85%	300,000	0.85%	None
Greg Creten	300,000	0.85%	300,000	0.85%	None
John Maguire	300,000	0.85%	300,000	0.85%	None
Riley Maguire	300,000	0.85%	300,000	0.85%	None
Lacy Maguire	300,000	0.85%	300,000	0.85%	None
Vince Maguire	300,000	0.85%	300,000	0.85%	None
Rachel Maguire	300,000	0.85%	300,000	0.85%	None
Justin Boudreau	300,000	0.85%	300,000	0.85%	None

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Vicky Lynn Payne	300,000	0.85%	300,000	0.85%	None
Susan Maxim	300,000	0.85%	300,000	0.85%	None
Kathleen Hartley	300,000	0.85%	300,000	0.85%	None
John Hartley Sr.	300,000	0.85%	300,000	0.85%	None
John Hartley Jr.	300,000	0.85%	300,000	0.85%	None
Laura King	300,000	0.85%	300,000	0.85%	None
Carl Barba	300,000	0.85%	300,000	0.85%	None
Rveva Bartlett	300,000	0.85%	300,000	0.85%	None
Kristen Graham	300,000	0.85%	300,000	0.85%	None
Leo Perez	300,000	0.85%	300,000	0.85%	None
Hank Kirkland	300,000	0.85%	300,000	0.85%	None
Joann Kirkland	300,000	0.85%	300,000	0.85%	None
Allison Diaz	300,000	0.85%	300,000	0.85%	None
Anthony Martingano	300,000	0.85%	300,000	0.85%	None
Paul Carbone	300,000	0.85%	300,000	0.85%	None
Cindy Carbone	300,000	0.85%	300,000	0.85%	None
Lori (Hill) DeSimone	300,000	0.85%	300,000	0.85%	None
Black Jack Cons., Inc.	300,000	0.85%	300,000	0.85%	None
Adrienne Wolfe	300,000	0.85%	300,000	0.85%	None
Joseph Franklin	300,000	0.85%	300,000	0.85%	None
Stephanie Fluke	300,000	0.85%	300,000	0.85%	None
Matt DeSimone	300,000	0.85%	300,000	0.85%	None

(1)

 On August 17, 2006 the par value of the stock was changed from no par value to $0.01.  As a result of this change a forward increase in the shares was executed for all the shareholders on a retroactive basis.

(2)

  The percentage held in the event none of the 18,375,000 shares in the Resale Offering are sold.

(3)

  All of the figures presented in table 5.0 above have given retroactive effect to the forward stock split of 1000-1 that occurred on September 30, 2007.

All of the shares offered by this prospectus may be offered for resale, from time to time, by the selling shareholders, pursuant to this prospectus, in one or more private or negotiated transactions, in open market transactions in the over-the-counter market, or otherwise, or by a combination of these methods, at fixed prices that may be changed, at negotiated prices, or otherwise.  The selling shareholders may effect these transactions by selling their future shares directly to one or more purchasers or to or through broker-dealers or agents. The compensation to a particular broker-dealer or agent may be in excess of customary commissions.  Each of the selling shareholders is an “underwriter” within the meaning of the Securities Act in connection with each sale of shares.  The selling shareholders will pay all commissions, transfer taxes and other expenses associated with their sales.  In the event the selling security holders sell all of their shares in the secondary offering they will own no shares in the company upon completion of the secondary offering.

PLAN OF DISTRIBUTION

Resale Offering

Our affiliated and non-affiliated selling security holders, or their pledges, donees, transferees, or any of their successors in interest selling shares received from the selling security holders as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling security holders), may sell their shares of common stock from time to time at the fixed price of $.01 per share, or their pledges, donees, transferees, or any of their successors in interest selling shares received from the selling security holders as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling security holders), may sell their shares of common stock from time to time at the fixed price of $.01 per share or until our securities are quoted on the OTC Bulletin Board or other securities exchange and thereafter at prevailing market prices or privately negotiated prices or on any stock exchange or automated inter-dealer quotation system on which our common stock may be

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listed or otherwise at fixed prices that may be changed, at market prices prevailing at the time of sale, or at prices otherwise negotiated.  In a post-effective amendment to this registration we will disclose pledges, donees and other transferees of the selling security holders, if any, as selling security holders.  The selling security holders may sell their shares of common stock by one or more of the following methods, without limitation:

(a)

block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b)

purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

(c)

ordinary brokerage transactions and transactions in which the broker solicits purchases;

(d)

privately negotiated transactions;

(e)

short sales;

(f)

through the distribution of the shares by the selling security holder to its partners, members or stockholders;

(g)

one or more underwritten offerings on a firm commitment or self-underwritten basis; and

(h)

any combination of any of these methods of sale.

In the even any of our selling security holders agree to sell their shares to a broker-dealer as a principal and the broker-dealer acts as an underwriter, we will file a post-effective amendment to our registration statement disclosing the name of the broker-dealer, providing information on he plan of distribution, and reflecting any other necessary changes.  Any broker-dealer that will be involved must seek and obtain clearance of the underwriting compensation and arrangements from the FINRA Corporate Finance Department prior to the sale of any securities by the broker-dealer.

The selling security holders may also transfer their shares by gift.

We do not know of any arrangements by the selling security holders for the ale of any of their shares.  The selling security holders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the shares.  These brokers, dealers or underwriters may act as principals, or as an agent of the selling security holders.  Broker-dealers may agree with the selling security holders to sell a specified number of the shares at a stipulated price per share.  If a broker-dealer is unable to sell shares acting as agent for the selling security holders, it may purchase as principal any unsold shares at the stipulated price.  Broker-dealers that acquire shares as principals may thereafter resell the shares from time to time in transaction on any stock exchange or automated inter-dealer quotation system on which the shares are then listed, at prices and on terms then prevailing at the time of sale, at prices relate to the then-current market price or in negotiated transactions.  Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

The selling security holders may also sell their shares in accordance with Rule 144 under the Securities Act when eligible, rather than pursuant to this prospectus, regardless of whether the shares are covered by this prospectus.  From time to time, the selling security holders may pledge, hypothecate, or grant a security interest in some or all of the shares owned by them.  The pledges, secured parties, or persons to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling security holders.  The number of selling security holders’ shares offered under this prospectus will decrease as and when they take such action.  The plan of distribution for the selling security holders’ shares will otherwise remain unchanged.  In addition, a selling security holder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales.  The selling security holders and any broker-dealers participating in the distributions of the shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act.  Any profit on the sale of shares by the selling security holders and any commission or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts.

There can be no assurance that the selling security holders will sell any or all of the offered shares.

Under the Securities Exchange Act of 1934 and the regulations thereunder, any person engaged in a distribution of the shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable “cooling off” periods prior to the commencement of such distribution.  Also, the selling security holders are subject to application provisions that limit the timing of purchasers and sale of our common stock by the selling security holders.

We have informed the selling security holders that, during such time as they may be engaged in a distribution of any of the shares we are registering with the U.S. Securities Exchange Commission, they are required to comply with Regulation M.  In general, Regulation M precludes the selling security holders, any affiliated purchasers, and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the

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subject of the distribution until the entire distribution is complete.  Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods.  Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M.  These stabilizing transactions may cause the price of our common stock to be more than it would otherwise be in the absence of these transactions.  We have informed the selling security holders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock if the stabilizing bids do not exceed a specified maximum.  Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices.  The selling security holders and distribution participants are required to consult with their own legal counsel to ensure compliance with Regulation M.

DESCRIPTION OF SECURITIES

General

We are authorized to issue up to 75,000,000 shares of common stock, $.01 par value per share, of which 35,000,000 shares are issued and outstanding.

Common Stock

Subject to the rights of holders of preferred stock, if any, holders of shares of our common stock are entitled to share equally on a per share basis in such dividends as may be declared by our Board of Directors out of funds legally available therefore.  There are presently no plans to pay dividends with respect to the shares of our common stock.  Upon our liquidation, dissolution or winding up, after payment of creditors and the holders of any of our senior securities, including preferred stock, if any, our assets will be divided pro rata on a per share basis among the holders of the shares of our common stock.  The common stock is not subject to any liability for further assessments.  There are no conversion or redemption privileges or any sinking fund provisions with respect to the common stock and the common stock is not subject to call.  The holders of common stock do not have any pre-emptive or other subscription rights.

Holders of shares of common stock are entitled to cast one vote for each share held at all stockholders’ meetings for all purposes, including the election of directors.  The common stock does not have cumulative voting rights.

All of the issued and outstanding shares of common stock are fully paid, validly issued and non-assessable as determined by our legal counsel, Clifford J. Hunt, Esquire, whose opinion appears elsewhere as an exhibit to this prospectus.

Preferred Stock

We currently have no provisions to issue preferred stock.

Debt Securities

We currently have no provisions to issue debt securities.

Warrants

We currently have no provisions to issue warrants.

Dividend

We have paid no cash dividends on our common stock in the years 2003, 2004, 2005, 2006, and 2007 respectively.  We anticipate that any earnings, in the foreseeable future, will be retained for development and expansion of our business and we do not anticipate paying any further cash dividends in the near future.  Our Board of Directors has sole discretion to pay cash dividends with respect to our common stock based on our financial condition, results of operations, capital requirements, contractual obligations, and other relevant factors.

Shares Eligible for Future Resale

Upon the effectiveness of the registration statement we will have 18,375,000 outstanding common shares registered for resale by the selling shareholders in accordance with the Securities Act of 1933.

Prior to this registration, no public trading market has existed for shares of our common stock.  The sale, or availability for sale, of substantial amounts of common stock in the public trading market could adversely affect the market prices for our common stock.

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INTEREST OF NAMED EXPERTS AND COUNSEL

Randall N. Drake, Certified Public Accountants, independent certified public accountants, whose reports appear elsewhere in this registration statement, was paid in cash for services rendered.  Therefore, they have no direct or indirect interest in us.  Drake’s report is given based on their authority as an expert in accounting and auditing.  Randall N. Drake, C.P.A., has provided audited financials for RJS Development, Inc. for December 31, 2007 and December 31, 2006.  The date of the reports for these audited financials is March 18, 2008.  Mr. Drake also has reviewed the interim financial statements appearing herein and has provided a report dated September 3, 2008.

Clifford J. Hunt, Esquire is counsel for our Company who has given an opinion on the validity of the securities being registered, which opinion appears elsewhere in this registration statement.  Mr. Hunt has no direct or indirect interest in us.

INFORMATION WITH RESPECT TO THE COMPANY

Description of Business

We were originally incorporated on May 27, 2003 under the laws of the State of Florida.  On August 23, 2006 Amended and Restated Articles of Incorporation were filed with the Florida Department of State changing the par value of our stock from no par value to a par value of $.01 and the total authorized capital stock to 75,000,000 common shares.  Since inception, we have engaged in commercial real estate development.  We have office space at 696 First Avenue, Suite 203, Saint Petersburg, FL 33701.  Our rent on this space is month-to-month and totals $2,262 per month.  We do not own the property.  RJS currently only requires about 1,600 square feet of the space.  The appearance of our physical space is professional to attract the type of quality leadership and employees in general that we will require to execute our desired expansion.

Our general operating business strategy has the following key elements:

Attract and retain experienced personnel at all levels.  We believe the key to success in our business is attracting and retaining experienced professionals at all levels within the organization.  This is just as important with sales and field supervisor positions as it is with management level positions.  We work to identify, recruit, train and retain the most qualified management and support personnel available.

Build in and expand with the strong growth markets of the Mid-Florida region.  We believe there are significant opportunities for long term growth in our existing market and region.  Our strategy is to operate our business in our current markets and geographic region and to capitalize on the robust economies and continued population growth of these areas.  We expect the economic growth in these markets to continue once the housing market has reached stabilization.  Many people and companies move and relocate to Florida due to desired climate, no state sales tax, good universities, theme parks, beautiful beaches and many other attractions including recreational activities and college and professional sports teams.   We plan to utilize our strong regional presence and our experience in these markets to expand our operations through acquisition of both finished and raw land as well as maintaining relationships with residential builders whose operations would complement ours since they develop large subdivisions of houses causing our tenants to have a demand for that marketplace.    We expect to develop a two prong approach by targeting new markets within our core region that have favorable demographic and economic trends where we believe we will be able to implement our business strategy and also look at properties in established markets where there is the immediate demographic which, in the current economic conditions, is what a lot of the retailers are looking for.  The emerging growth markets are not as desirable as they were over the past 3 to 5 years when companies were expanding as residential housing was expanding.

Follow the growth of residential communities to provide the most attractive margins or returns possible.  We believe that our market knowledge and experience in land entitlement and development enable us to successfully identify attractive land acquisition opportunities, efficiently manage the process of obtaining development rights and maximize land value.  We have the expertise needed to acquire land in various stages of the entitlement and development process, which we believe provides us more opportunities to acquire development opportunities than many of our competitors.  We believe we are able to utilize our capabilities in land acquisition, land planning, and land development to maximize the potential return achieved from developing each property.  As a complement to this approach we also seek to acquire finished parcels of land that have been developed by others for our operation.  We believe our network of relationships and broad recognition in our core market gives us an advantage over some of our competitors in acquiring finished parcels because we have a proven track record in the Greater Tampa Bay marketplace and land owners and residential developers call us with properties that they have or are looking to develop and give us the first opportunity at purchasing.

Create opportunities in areas overlooked by our competitors.  We believe there is a significant market opportunity for well-designed, quality commercial property in urban and suburban areas in close proximity to transportation facilities.  Local governments in our

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markets, especially the Greater Tampa Bay area market, have modified zoning codes in response to mounting traffic concerns to allow for high-density development near transportation improvements.  In our experience, developers not as well knowledgeable in the local markets overlook existing properties that are subject to being demolished for new centers which are a higher and better use of the existing use of the property which enable us to target and identify these existing properties which are currently operating and not for sale on the open market which are often overlooked by commercial developers that do not have the local market knowledge and network of brokers who bring these opportunities to us first because of our reputation.  As a result, we believe we have an opportunity to generate profit in more ways than some of our larger competitors.  We plan to continue to focus on developing and creating these opportunities within our core markets.

Focus on a broad segment of the commercial market, the “neighborhood retailer”.  Our commercial retail space is designed and priced to appeal to the neighborhood segment of the market.  We refer to customers and retailers in these demographics as “neighborhood.”  We have excellent relationships with these types of tenants and their brokers.   We have done several projects where we put the same retailer in different centers.  This makes it easier because we already have done leases with them in the past and modify the leases according to the size of the space, length of term and rental rate based on the specific market and shopping center.  This continual repetition of dealing with most of the same retail tenants allows us to benefit from getting transactions completed in a more timely manner than a developer dealing with the tenant for the first time which in some cases it can take several months to negotiate a lease where we are able to execute a lease in a matter of weeks.

Position our inventory for the growing small to mid-size commercial market.  We expect the large and aging baby boom population in the United States to fuel growth in businesses that will seek space in upscale commercial space.  As the baby boom generation ages, we anticipate that commercial developments focused on this business segment will capture a larger share of the market.  We believe this growing segment will also likely be attracted to the convenience and activities available in upscale urban mixed-use developments.  Mixed-use developments are often favored by local governments because they increase the tax base while requiring fewer government-funded services and infrastructure, such as schools and summer programs, as compared to traditional developments that attract younger families.  We believe that because of our experience and capabilities and our focus on the Tampa Bay market that we are well positioned to benefit from this growing demand.

Protect liquidity and maximize capital availability.  For so long as market demand for commercial space remains depressed we will remain highly focused on maintaining liquidity by limiting our investments in long term real estate projects.  We will build our pipeline of new development opportunities through a cautious and measured approach.  When available, we will focus on the acquisition of finished parcels with shorter times to market that often have reduced equity requirements as compared to raw land parcels that require entitlement and development.  In addition, in order to maintain sufficient operating liquidity and capital availability, we will continue to sell certain assets that are either highly leveraged or have significant cash equity.

Invest in creating a highly qualified sales force capable of closing sales in difficult times.  We believe that enhancing those capabilities of our sales force is critical to success in a difficult market.  Accordingly, we have initiated an organized recruiting effort and enhanced our training programs to ensure that we have the best possible sales force.  We believe this will increase conversion ratios, decrease lease cancellations, and improve pricing power.

Maximize the realized value of our real estate owned.  Because of the depth of experience in many different aspects of commercial real estate development we believe that we are able to continuously evaluate and re-evaluate the use of the real estate we own and therefore are well positioned to identify alternative uses for the inventory we own that may increase the value of such properties.  This effort is currently primarily focused on our commercial assets in the greater Tampa Bay area where the demand for such products has been temporarily depressed as a result of over building and high price appreciation.  One manner in which we are addressing this is by selling certain projects in part, or in whole.  As a result of the very low vacancy rates in the inventory in the Greater Tampa Bay area the values of for-rent commercial properties continue to be enhanced.  Our effort in this regard tends to be with respect to certain inventory that is either underperforming or holds a higher total value in the aggregate.  In properties where a bulk sale is impractical we have initiated our own internal “bridge” rental operations to maximize short-term cash flow from the property and minimize net debt service obligations while we wait for market conditions to improve.

Identify and capitalize on undervalued and/or distressed real estate assets.  We believe that in every real estate downturn there are opportunities to acquire properties for development that have the potential of delivering above average returns in the future.  Because of our experience in real estate development and our experience in managing more than one cyclical downturn and cyclical upturn, we believe that we are well positioned to identify attractive opportunities.  By intensely focusing in the short term on our liquidity and by taking steps to enhance our balance sheet and cash reserves, we believe that we will be well positioned to capitalize on such opportunities.

Invest in technology to streamline operations, increase our ability to communicate with customers and facilitate growth.  During 2006 we invested in the upgrade of our information management and accounting systems.  This new platform will allow us to manage our

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business more efficiently and better control our costs as we grow.  The platform we have created will help position us to better utilize technology to facilitate the sale of our products, communicate with customers and enhance operating results.

(1)

Principal Products or Services and Their Markets

We integrate the process of developing commercial properties by carefully controlling each phase of the process from land acquisition to the construction, marketing and sale or lease of the property.  During every stage of the process we manage risk and focus on products, geographic areas and price points in an effort to maximize our revenue and profit opportunities.

Land Identification and Acquisition

We believe that by controlling and managing a significant portion of our land inventory through options we will be better able to manage our growth in accordance with our business plan and long term growth objectives.

In the past we have acquired land for our building operations both as finished parcels and as raw land that we develop.  Today we seek to acquire land that will be delivered to us as developed building pads or raw land whichever is practical.  Our goal is to contract to purchase land from developers or land owners who will maintain ownership of the land through the entitlement and development process.  When we contract to purchase land in this manner we typically will provide our building and entitlement expertise to the seller in order to ensure the land is developed in a manner consistent with our plans for the project.  By contracting to purchase land during the entitlement and development process that will deliver upon completion of development we reduce the financial risks associated with seeking entitlements and performing land development.

We currently own land that we will develop into commercial projects for the purpose of holding long term.  We also buy larger tracts of land, put in the entire infrastructure (utilities, roads, off-site stormwater drainage) which we then sell and retain the parcels which we believe is our core strategy and develop these into our neighborhood centers.  When we purchase these types of sites, selling off parts of the overall property eliminates or substantially reduces risks associated with purchasing the entire parcel.

We also engage in the business of redeveloping existing properties into commercial space for lease projects.  This process involves the purchase of existing structures which are occupied by tenants with leases of varying duration.  When we purchase these properties we subdivide the units and execute new leases.  In these projects we have and continue to invest capital in the improvement of the common areas and exteriors.  In the past, our strategy was that as the tenants’ leases expired, we renovated the interiors of the spaces and then leased each spaced as a fully renovated one.    This is not our core business but we have the ability to execute this type of approach when we realize that the position of the real estate in the market is so good that we can afford to take the risk of the length of time in the final goal which is to convert an older building into new space and achieve much higher rental rates than what the existing tenants are paying.

Our land acquisition and development process is overseen by a group of qualified individuals that includes our President and consultants that are utilized on a regular basis due to their expertise in land acquisition.  This group evaluates several factors that could affect the outcome of a project under consideration.  These factors include:

•

supply and absorption rates of similar projects;

•

supply and absorption rates of existing commercial space in the area;

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projected equity requirements;

•

projected return on invested capital;

•

status of land development entitlements;

•

projected net margins;

•

projected absorption rates;

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demographics, school districts, transportation facilities and other  locational factors; and

•

competitive market positioning.

We focus on developing new projects that we believe have the potential to generate revenue as well as appreciation in land value through the application of our entitlement and development expertise.  Many of the sites we choose to invest in have been overlooked by large, national competitors due to the complexity of zoning and entitlement issues or other development characteristics.  Our

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acquisition due diligence process involves a high level of scrutiny which includes a variety of analyses, including land title examination, applicable zoning evaluations, environmental analysis, soil analysis, utility availability studies, and marketing studies that review population and employment trends, school districts, access to regional transportation facilities, rental forecasts, projected construction costs, labor and material availability, assessment of political risks and other factors.  While we make assumptions about costs of development and construction as well as sales pricing, we often will not know these items for sure until after we have committed to or purchased the project.

Land Entitlement and Development

We manage development opportunities and risks through the use of qualified land-use attorneys. We have extensive knowledge and experience in all aspects of the site selection, land planning, entitlement and land development processes.  Specifically, we have experience in dealing with the governmental and regulatory authorities that govern the site selection, development and zoning processes.  Entitlement is the process by which a local government determines the density it will permit to be developed on a particular property.  Entitlements and development permits are often obtained through negotiations with local governmental authorities.  This process often involves consultation with various parties, including the local homeowner associations, local governmental agencies and environmental protection groups.  Infrastructure improvements, such as sewers, roads, utilities and transportation improvements are often required to be built in connection with the development of a parcel of land.

Our experience and knowledge allow us to effectively negotiate with all concerned parties in an attempt to ensure the costs of the improvements associated with obtaining entitlements are commensurate with the development potential of the subject property.  We can quickly assess the likely approvals on a particular property in the early stages of our due diligence process.  As a result, we can control the details of development, from the design of each project to the placement of streets, utilities and amenities, in order to efficiently design a project that we expect will improve our ability to maximize the potential return on our investment in the property. We seek to manage development risk by acquiring options to purchase properties after the approval of the necessary entitlements, while assuming control of their entitlement process, thereby deferring acquisition of the property until all necessary entitlements are obtained.

Our goal is to maximize returns on assets we control or own.  As such we may, from time to time, sell parcels to buyers which are end users and sometimes to national developers who have a strong reputation with that particular tenant or buyer.  This strategy enables us to better balance our land inventory and create a more well-rounded project in lowering our basis in the overall property we are buying.  With respect to our vacant land, our goal is to attempt to develop it internally but if the type of development falls outside our expertise or is too time consuming to understand all the specifics to a particular tenant or user we will opt to sell to minimize risk and devote our time and resources to what we are best suited to develop.

Distribution Methods of the Services

To facilitate the leasing of space in our projects, we normally hire commissioned sales personnel to lease space in our projects.  On occasion we will contract for marketing services with a third-party brokerage firm.  All personnel engaged in the leasing of space or the sale of property we own receive extensive training in the sales process from our President.  We strive to provide a high level of client service during the leasing process.

All personnel involved in the leasing of space in our projects are well qualified and have leased numerous projects for us in the past.  We intend to employ our licensed leasing personnel on a long-term basis, rather than a project-by-project basis, which we believe results in a more committed and motivated sales force with better product knowledge.  We believe that this has a positive impact on sales.

Our president works with local project and sales managers to develop marketing objectives, sales strategies and advertising and public relations programs for our projects.  These objectives, strategies and pricing decisions are subject to approval by our President.

(2)

Status of Any Publicly Announced New Product or Service.

We have not developed any new or unique products or services that would make us stand above our competition.  While the Internet will provide a new tool for advertising and customer interface, there has been no significant change in the services we provide.  We will be utilizing the Internet as a mainstay of our future advertising and support for our sales representatives.  Additionally our research will be focused on how our competitors are utilizing advanced technology and changes in building methods.  We will also be researching how to expand sales force to offer our products in the best manner.

(3)

Our Competition

The real estate development industry is highly competitive and fragmented.  Competitive overbuilding in local markets, among other competitive factors, could materially adversely affect commercial builders in those markets.  Commercial developers compete for financing, raw materials and skilled labor, as well as for the leases for space in their finished projects.  Additionally, competition for prime properties is intense and the acquisition of such properties may become more expensive in the future to the extent demand and

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competition increase.  We compete with other local, regional and national real estate developers.  Some of our competitors have greater financial, marketing, sales and other resources than we have, but we believe that we generally have an advantage in the Greater Tampa Bay market due to the experience of the Company.

We do not compete against all of the developers in our geographic market in all of our product types or submarkets; some developers focus on particular types of projects within those markets, such as large mall type buildings that are not in competition with our projects.  We believe the factors that commercial businesses seeking space consider when deciding whether to lease long-term from us include the location, value and design of our products.  We believe that we typically build attractive, innovative products in sought-after locations that are perceived as good value by our tenants.  Accordingly, we believe that we compare favorably in these factors.

(4)

Sources and Availability of Raw Materials

As a commercial real estate developer, we compete not only with other commercial real estate developers for raw materials for our projects but also with residential home builders.  Our raw materials come from many sources and are subject to rapid increases/decreases in costs related to materials as well as the labor necessary to build our projects.  The availability and cost of both our raw materials and labor have a direct impact on our ability to maintain profitability.

(5)

Dependence on Limited Customers

We do not have to rely on any one or a limited number of customers for our business.  We expect to further increase our client base once we obtain additional funding and expand operations.  While our target markets are unlimited, we may have to rely on our core market in the Greater Tampa Bay area while we develop other markets.

(6)

Patents, Trademarks, Licenses, Franchises, Concessions, Royalty Agreements or Labor Contracts

At the present time we do not own or have any domain names, patents, trademarks, licenses (other than the usual business license), franchises, concessions, royalty agreements or labor contracts.  However, in the future, our success may depend in part upon our ability to preserve our trade secrets, obtain and maintain patent protection for our technologies, products and processes, and operate without infringing upon the proprietary right of other parties.  However, we may rely on certain proprietary technologies, trade secrets, and know-how that are not patentable.  Although we may take action to protect our unpatented trade secrets and our proprietary information, in part, by the use of confidentiality agreements with our employees, consultants and certain of our contractors, we cannot guarantee that:

(a)

these agreements will not be breached;

(b)

we would have adequate remedies for any breach; or

(c)

our proprietary trade secrets and know-how will not otherwise become known or be independently developed or discovered by competitors.

We cannot guarantee that our actions will be sufficient to prevent imitation or duplication of either our products and services by others or prevent others from claiming violations of their trade secrets and proprietary rights.

(7)

Need for Government Approval of Principal Products or Services

We and our competitors are subject to various local, state and federal statutes, ordinances, rules and regulations concerning zoning, building design, construction and similar matters, including local regulation, which imposes restrictive zoning and density requirements in order to limit the number of homes that can ultimately be built within the boundaries of a particular project.  We and our competitors may also be subject to periodic delays or may be precluded entirely from developing in certain communities due to building moratoriums or “slow-growth” or “no-growth” initiatives that could be implemented in the future in the states in which we operate.  Local and state governments also have broad discretion regarding the imposition of development fees for projects in their jurisdiction.

We and our competitors are also subject to a variety of local, state and federal statues, ordinances, rules and regulations concerning protection of the environment.  Some of the laws to which we and our properties are subject may impose requirements concerning development in waters of the United States, including wetlands, the closure of water supply wells, management of asbestos-containing materials, exposure to radon, and similar issues.  The particular environmental laws that apply to any given community vary greatly according to the community site, the site’s environmental conditions and the present and former uses of the site.  These environmental laws may result in delays, may cause us and our competitors to incur substantial compliance and other costs, and may prohibit or severely restrict development in certain environmentally sensitive regions or areas.  However, environmental laws have not, to date, had a material adverse impact on our operations.

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(8)

Government Regulation

We are subject to a limited variety of local, state, and federal regulations.  While we believe that our operations are in compliance with all applicable regulations, there can be no assurances that from time to time unintentional violations of such regulations will not occur. We are subject to federal, state and local laws and regulation applied to businesses, such as payroll taxes on the state and federal levels.  In general, our printing activities are subject to local business licensing requirements.  Our current business requires that we comply with state corporate filings, city or county business license and the necessary business liability insurance.  The requirements of these regulations are minimal and do not cause any undue burden.

Internet access and online services are not subject to direct regulation in the United States.  Changes in the laws and regulations relating to the telecommunications and media industry, however, could impact our business.  For example, the Federal Communications Commission could begin to regulate the Internet and online service industry, which could result in increased costs for us.  The laws and regulations applicable to the Internet and to our services are evolving and unclear and could damage our business.  There are currently few laws or regulations directly applicable to access to, or commerce on, the Internet.  Due to the increasing popularity and use of the Internet, it is possible that laws and regulations may be adopted, covering issues such as user privacy, defamation, pricing, taxation, content regulation, quality of products and services, and intellectual property ownership and infringement.  Such legislation could expose us to substantial liability as well as dampen the growth in use of the Internet, decrease the acceptance of the Internet as a communications and commercial medium, or require us to incur significant expenses in complying with any new regulations.

(9)

Research and Development During Last Two Fiscal Years

We recently purchased a comprehensive software program from Digital Map.  This service allows us to search for properties that are within desired target markets depending on the needs of our tenants which we have an extensive network of retail and commercial clients and tenants.  This software allows us to lookup properties without driving to the site which saves valuable time and resources.  We have found this to increase our productivity in searching and identifying properties which we seek to develop.

(10)

Cost and Effects of Compliance with Environmental Laws

The development process is heavily securitized by various local, State and Federal agencies especially in the State of Florida where we have many environmental agencies who are involved in the permitting process.  We, our consultants and engineers are constantly being made aware of the rules and regulations that we must follow and adhere to in order to develop a property.  We have to adapt to constant changes in permitting rules and regulations and given the long time periods in the development process we must consider the risk of purchasing a property that may be able to be developed under current guidelines today but might have to follow certain guidelines in the future.  That risk is inherent and we feel we are well qualified having been involved in over a dozen developments, that we are ascertain whether we might have a challenging property whether now or in the future.

(11)

Our Employees

As of April 15, 2008 there are 2 full-time employees at RJS Development.  Our President, Joe Tyszko and Vice President, Valerie Tyszko.  The Company also utilizes outside consultants and sales personnel that are paid on a specific fee basis or a commission basis.

Description of Property

We do not own any real property.  Our business is operated from leased premises.

Legal Proceedings

We are not currently a party to any legal proceedings nor are any contemplated by us at this time.

Market Price of and Dividends on the Company’s Common Equity and Related Stockholder Matters

Our common stock is not quoted or traded on any quotation medium at this time.  We intend to apply to have our common stock included for quotation on the Over-The-Counter Bulletin Board (“OTC Bulletin Board”).  There can be no assurance that an active trading market for our stock will develop.  If our stock is included for quotation on the OTC Bulletin Board, price quotations will reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Should a market develop for our shares, the trading price of the common stock is likely to be highly volatile and could be subject to wide fluctuations in response to factors such as actual or anticipated variations in quarterly operating results, announcements of technological innovations in building construction, new sales formats, or new services by us or our competitors, changes in financial estimates by securities analysts, conditions or trends in commercial real estate markets, changes in the market valuations of commercial real estate, announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, capital commitments, additions or departures of key personnel, sales of common stock and other events or factors, many of which are beyond our control.  In addition, the stock market in general, and the market for commercial real estate development in particular, has

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experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies.  These broad market and industry factors may materially adversely affect the market price of the common stock, regardless of our operating performance.  Consequently, future announcements concerning us or our competitors, litigation, or public concerns as to the commercial value of one or more of our products or services may cause the market price of our common stock to fluctuate substantially for reasons which may be unrelated to operating results.  These fluctuations, as well as general economic, political and market conditions, may have a material adverse effect on the market price of our common stock.

At the present time we have no outstanding options or warrants to purchase securities convertible into common stock.

There are 14,700,000 shares of common stock that could be sold by the selling shareholders according to Rule 144 that we have agreed to register.  A brief description of Rule 144 follows:

The common stock sold in this offering will be freely transferable without restrictions or further registration under the Securities Act, except for any shares purchased by an  ”affiliate.”  An “Affiliate” is a person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control of the issuer.  The definition of an “Affiliate” is critical to the operation of Rule 144, promulgated under the Securities Act.  Rule 144 provides for restrictions on the amount of securities that can be sold by an affiliate during a given period of time.  In general, pursuant to Rule 144, a shareholder who has satisfied a six month holding period may, under certain circumstances, sell within any three month period a number of securities which does not exceed the great of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale.  Further, Rule 144 permits, under certain circumstances, the sale of securities, without any quantity limitation, by our shareholders who are not affiliates and who have satisfied a one-year holding period.

Cash dividends have not been paid during the last three (3) years.  In the near future, we intend to retain any earnings to finance the development and expansion of our business.  We do not anticipate paying any cash dividends on our common stock in the foreseeable future.  The declaration and payment of cash dividends by us are subject to the discretion of our board of directors.  Any future determination to pay cash dividends will depend on our results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant at the time by the board of directors.  We are not currently subject to any contractual arrangements that restrict our ability to pay cash dividends.

We have fifty (50) stockholders of record of our common stock as of September 15, 2008.  The CUSIP number for our common stock is ___________________.

Impact of the “Penny Stock” Rules On Buying Or Selling Our Common Stock

The SEC has adopted penny stock regulations which apply to securities traded over-the-counter.  These regulations generally define penny stock to be any equity security that has a market price of less than $5.00 per share or an equity security of an issuer with net tangible assets of less than $5,000,000 as indicated in audited financial statements, if the corporation has been in continuous operations for less than three years.  Subject to certain limited exceptions, the rules for any transaction involving a penny stock require the delivery, prior to the transaction, of a risk disclosure document prepared by the SEC that contains certain information describing the nature and level of risk associated with investments in the penny stock market.  The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities.  Monthly account statements must be sent by the broker-dealer disclosing the estimated market value of each penny stock held in the account or indicating that the estimated market value cannot be determined because of the unavailability of firm quotes.  In addition, the rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and institutional accredited investors (generally institutions with assets in excess of $5,000,000).  These practices require that, prior to the purchase, the broker-dealer determined that transactions in penny stocks were suitable for the purchaser and obtained the purchaser’s written consent to the transaction.  If a market for our common stock does develop and our shares trade below $5.00 per share, it will be a penny stock.  Consequently, the penny stock rules will likely restrict the ability of broker-dealers to sell our shares and will likely affect the ability of purchasers in the offering to sell our shares in the secondary market.

Trading in our common stock will be subject to the “penny stock” rules.

Reports to Security Holders

We will file reports and other information with the U.S. Securities and Exchange Commission (“SEC”).  You may read and copy any document that we file at the SEC’s public reference facilities at 100 F. Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-732-0330 for more information about its public reference facilities.  Our SEC filings will be available to you free of charge at the SEC’s web site at www.sec.gov.

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We are not required by Florida law to provide annual reports.  At the request of a shareholder, we will send a copy of an annual report to include audited financial statements.  In the event we become a reporting company with the SEC, we will file all necessary quarterly and annual reports.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following management’s discussion, analysis of financial condition, and results of operations should be read in conjunction with our financial statements and notes thereto contained elsewhere in this prospectus.

Our Business

RJS Development specializes in commercial real estate development.  RJS has been doing business under their current name since May 2003 when the corporation was formed. On August 23, 2006 Amended and Restated Articles of Incorporation were filed with the Florida Department of State changing the par value of our stock from no par value to a par value of $.01 and the total authorized capital stock to 75,000,000 common shares.  Since inception, we have engaged in commercial real estate development.  We have office space in 696 First Avenue, Suite 203, Saint Petersburg, FL 33701.  Our rent on this space is month-to-month and totals $2,262 per month.  We do not own the property.  RJS currently only requires about 1,600 square feet of the space.  The appearance of our physical space is professional to attract the type of quality leadership and employees in general that we will require to execute our desired expansion.

(i)

How long can we satisfy our cash requirements and will we need to raise additional funds in the next 12 months?

Our Plan of Operation for the next twelve months is to raise capital to continue to acquire and develop commercial properties and expand our staff.  While we have the necessary cash and revenue to satisfy our cash requirements for the next twelve months, this would not include any of our plans for expansion.  In the event we raise additional capital, we will be able to implement our expansion in accordance with our business plan.  We anticipate that we will use the funds raised to fund equipment purchases and office improvement and for marketing activities, land acquisitions and working capital.  Our failure to market and promote our services will harm our business and future financial performance.  If we are unable to expand our operations within the next twelve months, we will likely see a decrease in the ability of increasing our revenues.  We cannot guarantee that additional funding will be available on favorable terms, if at all.  If adequate funds are not available, then we may not be able to expand our operations.  If adequate funds are not available, we believe that our officers and directors will contribute funds to pay for some of our expenses.  However, we have not made any arrangements or agreements with our officers and directors regarding such advancement of funds.  We do not know whether we will issue stock for the loans or whether we will merely prepare and sign promissory notes.  If we are forced to seek funds from our officers or directors, we will negotiate the specific terms and conditions of such loan when made, if ever.  None of our officers or directors is obligated to pay for our expenses.  Moreover, none of our officers has specifically agreed to pay our expenses should we need such assistance.

During the twelve month period ending December 31, 2007, our revenue has decreased by $389,331 as compared to the same period in 2006.  Our cash available at the end of the year December 31, 2007 decreased from December 31, 2006 by $443,584.  Our percentage of expenses to revenue ratio for the period ending December 31, 2007 was one hundred twenty-nine percent (129%).  In the year 2006 this ratio was approximately forty-four percent (44%).  The implementation of our business strategy is estimated to take approximately 12-18 months.  Once we are able to secure funding, implementation will begin immediately.  We anticipate 30 days to be in a stage of full operational activity to gain additional clients. The major parts of the strategy to be immediately implemented will be the sales and marketing and office equipment and human resource procurement.

Our cash flows, revenue and profits are sufficient to sustain our current operations.  The goal of a future private offering would be to raise capital to allow for expansion.  This expansion will require additional capital and it is our intention to dedicate the funds raised to the execution of the planned expansion.

(ii)

 Summary of product research and development

We are not currently nor do we anticipate in the future to be conducting any research and development activities, other than the research to locate commercial properties or raw land for development.

(a)

Marketing Plan

Our marketing initiatives will include:

(a)

utilizing direct response print advertisements placed primarily in small business, entrepreneurial, and special interest magazines;

(b)

links to industry focused websites;

(c)

affiliated marketing and direct mail

(d)

presence at industry trade shows; and

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(e)

promoting our services and attracting businesses through our proposed website.

(f)

Continue to nurture the relationships we have with our core tenants that we have done business with

(g)

Seek additional tenants coming into the marketplace and create relationships with them.

(b)

Sales Strategies

- Power Point Presentation.  We plan to create a flexible Power Point presentation that our marketing department will use to deliver a professional sales presentation specifically tailored to the needs of our target markets.  The presentation will have a core section that is generic to all customer segments as well as specific customer segment modules allowing modification of the presentation for the appropriate audience.  Additionally, this Power Point presentation will be the basis for brochures and print advertising layout to ensure we have a consistent look through out all our marketing communications.

- Public Relations and Advertising.  We plan to implement a campaign to obtain media coverage by publishing persuasive news articles and feature stories that increase the awareness of the business services and further the acceptance of our products, services and technologies as the solution to targeted customer segments.  We will highlight our successful developments and attempt to get various media outlets within our industry to promote our success.  We do get calls from various paper mediums looking to cover our proposed developments which allow us to promote RJS Development, Inc. as a successful development company.

(c)

Other Markets

During our four years of operations we have developed our target market.  Our reputation for high quality and dependability have led to our continued existence.  These two factors contributed to our success both in terms of longevity and profitability.  Our new sales representatives will be responsible for more fully developing new geographic markets.  In addition, because we have had good success in our current market, if we implement the sale business approach as we have in the Greater Tampa Bay area market we feel we can be successful in other submarkets in Florida.  This will take some time but with the guidance of the President and the conservative approach to his practices we believe we can achieve success beyond the Greater Tampa Bay area market.

(iii)

Any expected purchase or sale of plant and significant equipment.

We do plan on purchasing either developed commercial property or raw land for development at the current time unless presented with an excellent opportunity where we feel the company cannot lose money.

Employees

Currently, there are 2 full-time employees at RJS Development.  Our consultants and sales staff are either fee paid on a project basis or commissions for leasing or selling property.

Results of Operations

General

During the year ended December 31, 2007, our assets consisted of our cash and equipment and our revenues were generated from services sold to businesses at large.  The following table shows our revenues, expenditures and net income for the years 2007 and 2006.

Table 2.0 Revenues, Expenditures and Net Income

YEAR	REVENUE	EXPENSES	NET INCOME
2007	$21,139	$27,234	($6,095)
2006	$410,470	$177,814	$151,033

Although we are seeking to expand our services, the uncertain economy could have a material adverse effect on such plans.  While we have seen improvement in the business economy, we cannot be assured that continued recovery will occur.

Results of Operations for the Three and Six Month Period Ended June 30, 2008

During the six month period ended June 30, 2008 the company had $1,386 of revenue.  The company did have expenses of $3,673 reflecting a loss of ($2,287) for the period.  We attribute the loss to the professional legal and accounting fees associated with the filing of this Registration Statement.  The  decline in revenues for the period was the result of a declining and depressed real estate market.  The company also cut back proportionately operational expenses to coincide with the drop in revenue.  Examples of these expenses are advertising at $0 for period down from $629 in the same period in 2007 and outside services at $0 down from $500.  This year our liability “Due to Shareholder” decreased by $8,100 from the same period in 2007.

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We believe that our expenses are high due to the expenditures for professional legal and accounting fees and that during the course of normal business we would not have had to spend the additional dollars associated with this registration statement.  With the real estate market bottoming out, the company is ready to take on development projects as they become available.

Results of Operations for the Period Ended December 31, 2007

During the year ended December 31, 2007 the company had $21,139 of revenue.  The company did have expenses of $27,234 reflecting a loss of ($6,095) for the period.  We contribute the high expenses to the professional legal and accounting fees associated with the filing of this Registration Statement.  The 2007 decline in revenues was the result of a declining and depressed real estate market.  The company also cut back proportionately operational expenses to coincide with the drop in revenue.  Examples of these expenses are advertising at $629 for 2007 down from $20,073 in 2006 and outside services at $0 down from $17,500.  This year our liability “Due to Shareholder” decreased by $314,391 from 2006.

We believe that our expenses are high due to the expenditures for professional legal and accounting fees and that during the course of normal business we would not have had to spend the additional dollars associated with this registration statement.  With the real estate market bottoming out, the company is ready to take on development projects as they become available.

Results of Operations for the Year Ended December 31, 2006

During the year ended December 31, 2006, the company had revenues of $410,470.   This was primarily the result of one development project closing in which the company held an equity position.  Other revenues were from development and real estate consulting projects.

The company had a net profit before income tax provision of $232,656.  An income tax provision was accrued even though as an S Corporation, all income passed through to the individual shareholder.  The company is presenting its financial statements as if it was a C Corporation for the entire period.

Expenses for 2006 were much higher than 2007 due to the increased revenue.  Advertising and engineering expenses relating to the real estate development were $20,073 and $7,198.  Legal and accounting fees were also significant as the company began retaining professionals in anticipation of this registration statement.

At the end of 2006 the company owed the shareholder Joe Tyszko $348,053.

Liquidity & Capital Resources

The commercial real estate development market trend has shown a steady increase in both the number of companies developing and building as well as a decrease in market activity.

Our internal liquidity is provided by our operations.  In the event the company needs additional funds prior to our raising capital through a private placement or debt financing, our President Joe Tyszko will provide any necessary capital or seek it through outside private parties which Mr. Tyszko has done business with in the past.

While the capital resources of the company are limited from a cash perspective, the credit of the officers and directors for guaranteeing any loan necessary is extremely strong.  The company has not established any lines of credit with any banks, however it will consider doing so to fund operations until significant capital is obtained.  In the event a supplier or lender requires additional credit to obtain equipment or other business supplies, our officers and directors are willing to extend their credit to accomplish the purchase.

During the first quarter of the Company’s 2007 year, Management and the Board of Directors decided to implement actions previously discussed in order to further facilitate the Company’s growth and expansion.  Pursuant to the Company’s Board of Directors authorization of the sale of shares of the Company’s stock at $1.00 per share to a maximum of sixty (60) family and close friends of the Company’s officers and directors in order to gain additional funding and involvement for the Company’s expansion, the Company continued to seek to bring in friends and family as additional shareholders/investors in the Company in order to assist in funding the Company’s endeavors.  As of April 30, 2007, the Company had sold 49 share subscriptions of its common stock pursuant to this authorization.  On September 30, 2007 the Company completed a forward stock split of 1000:1 for all shareholders of record.  During 2006, the Company’s management and Board discussed and decided that, while the expansion of its business provides the benefits of diversification and support along with additional revenue streams, it was still not providing sufficient cash flows to facilitate the Company’s principal objective of expanding.  Accordingly, the Company’s Board and management decided to undertake the filing of

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an S-1 Registration Statement with the Securities and Exchange Commission to register the current issued and outstanding shares.  The Board and management additionally decided to target a private placement offering to provide sufficient cash resources for the acquisition of office space, employees and equipment necessary to expand operations and provide sufficient working capital to fund operations and marketing.  Prior to offering any shares in a private placement the company will file a Form D with the Securities and Exchange Commission as well as register its offering in those states where shares will be sold and that require such state registration.

In summary, the Board and management believe the Company’s expansion in its shareholder base and its growth into related supporting additional services and revenue streams (ancillary music/message on hold products) have strengthened and diversified the Company.  Management and the Board also believe the decision to file an S-1 Registration Statement with SEC will provide the Company the opportunity to provide liquidity for purchasers of shares that may be offered in a private placement.  The Company believes it has methodically build a unique, well-rounded supporting infrastructure (i.e., providing the additional ancillary supporting products) that, once adequately capitalized, will become a competitive and unique force in the existing and growing music/message on hold market.  It is our belief that our cash flow is sufficient to sustain our current level of operations.  While operations could be sustained for a long time (over twelve months), there would be minimal to be distributed for the efforts of the officers and directors.  To begin expansion, funds will need to be brought into the company to permit us to move forward with our expansion.  Without these funds, management believes it cannot sustain expanding operations.

Although no assurances can be made, we believe that our expenses will increase proportionately to revenues during the fiscal year ending December 31, 2007.

Plan of Operation

Since we are not offering shares for sale in a primary offering, it is the intention of RJS to raise additional capital through private sources or debt financing.  In the event we do a private placement of our shares, we will file a Form D with the Commission as well as register our offering in those states that require such registration.  The following is a breakdown of how we will use any proceeds raised through a private placement or debt financing.

In the event we raise only a nominal amount from the sale of our securities in a private placement or debt financing, $250,000 or less, we will use the proceeds to pay for printing, for any legal and accounting costs that may exist, rent, office supplies, and other expenses, and to pay secured creditors if any there may be.  Any remaining funds will be used towards implementation of our expansion of operations.

We expect to use all of the net proceeds for general corporate purposes, including the costs of this registration, land purchases real estate development, and working capital.  The amounts we actually expend for working capital and other purposes may vary and will depend on a number of factors including, but not limited to, the actual net proceeds received, the amount of our future revenues and other factors described under “Risk Factors.”  Accordingly, our management will retain broad discretion in the allocation of the net proceeds.  A portion of the net proceeds may also be used to purchase complimentary businesses assets or technologies.  We have no current plans or agreements or commitments with respect to any of these transactions and we are not currently engaged in any negotiations with respect to any of these transactions.  Management’s allocation of proceeds may change in the event competing developers realize that we are expanding our operations and they may try to prevent us from trying to gain additional clients by implementing expansion strategies of their own on a competing basis.  This would necessitate management allocating funds for additional sales and advertising creating a more long term approach.  Quick expansion requires additional personnel, insurance, payroll taxes, and normal operating expenses that must be increased.  In this scenario, less money would be spent on marketing.  Conversely, if it takes more time anticipated to gain additional customers, more money would be spent on marketing and advertising and less on additional personnel.  Expansion of sales and marketing activities, strategic alliances or joint ventures, and corporate partnering arrangements will be considered as alternatives at management’s discretion.  Potential strategic alliances and joint ventures have been determined to be those in the commercial real estate development industry.  Management understands its fiduciary responsibility to its shareholders and as a part of any future business strategy it will consider roll-ups, joint ventures, strategic alliances, acquisitions and mergers to increase shareholder value.

Upon registration with the U.S. Securities Exchange Commission, 18,375,000 of our outstanding shares of common stock will be eligible for resale under the Securities Act.  We will not realize any proceeds from any actual resale of the shares sold by the selling security holders.

Dilution

While there will be no dilution to existing shareholders from the resale offering, dilution may occur in the event we chose to raise capital through a private offering or debt financing.

The issuance of further shares and the eligibility of further issued shares for resale will dilute our common stock and may lower the price of our common stock.  If you invest in our common stock, your interest will be diluted to the extent of the difference between the

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price per share you pay for the common stock and the pro forma as adjusted net tangible book value per share of our common stock at the time of sale.  We calculate net tangible book value per share by calculating the total assets less intangible assets and total liabilities, and dividing it by the number of outstanding shares of common stock.

In the future, we may issue additional shares, options and warrants ad we may grant stock options to our officers, employees, directors, and consultants under a stock option plan, all of which may further dilute our net tangible book value.

Changes in and Disagreements With Accountants on Accounting and Financial Disclosure

On September 12, 2006 we engaged Randall N. Drake, C.P.A., (“Drake”) as our independent auditor.  He is our first auditor and we have had no disagreements with Drake on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, in connection with its reports.

Directors and Executive Officers

The names and ages of our directors and executive officers are set forth below.  Our By-Laws provide for not less than one and not more than fifteen directors.  All directors are elected annually by the stockholders to serve until the next annual meeting of the stockholders and until their successors are duly elected and qualified.

Table 3.0 Directors and Executive Officers

Name	Age	Position
Joe Tyszko	38	President, Secretary and Chairman of the Board of Directors (1)
Valerie Tyszko	36	Director

(1)

This is the first Directorship of a reporting company held by Mr. Tyszko.

(2)

This is the first Directorship of a reporting company held by Mrs. Tyszko.

Background of Executive Officers and Director

Originally from Dunkirk, New York, Joe Tyszko attended college at Clarion University in Pennsylvania.  Graduating Magna Cum Laude, he went to work for Ernst & Young, a “Big 6” public accounting firm (at the time) in Pittsburgh, PA from 1991 until 1993.  He moved to Saint Petersburg, Florida in 1993 and started his real estate career with a full service development company named Paragon Group.  Mr. Tyszko did management, accounting and retail leasing for Paragon during his first year earning “Employee of the Year”.  After two years at Paragon, he moved to a smaller firm, Merin Summa Codmin, which focused on leasing a variety of shopping centers throughout west central Florida.  During the next two years, Mr.  Tyszko became experienced in the retail leasing business through a variety of projects in different markets throughout West Central Florida.

Mr. Tyszko was then recruited by Trammel Crow, a major development and leasing company.  Mr. Tyszko was responsible for leasing over one million square feet of retail properties owned and managed by Trammel Crow.  Mr. Tyszko gained extensive experience in this endeavor by reporting to major clients like GE Capital, Aetna Insurance Company, GE Investments and other public and private equity firms.

Mr. Tyszko then became self-employed with the incorporation of RJS Development, Inc. after compiling excellent experience while working for these three commercial real estate companies.  From that point on, he was involved in over two dozen developments ranging from acquisition and dispositions of tracts of land and to national, regional and local tenants, to building or selling over twenty (20) retail and office developments.  Since 2001, Mr. Tyszko’s primary core business has been retail developments which are his primary expertise but he has also developed or sold office and industrial facilities.

Valerie Tyszko has served as our Treasurer and as a Director since 2006.  Originally from Montreal, Canada, Mrs. Tyszko relocated to Florida in August 1992.  She began her career in real estate while working for Archstone Communities from 1994 to 2000.  Archstone Communities is an apartment company that both owns and manages upscale luxury apartment communities across the United States and Europe.  Mrs. Tyszko held two positions while with Archstone Communities in both the corporate office as well as a property manager affording her both the experience and knowledge regarding the day-to-day operations of residential commercial real estate.

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She then joined AG Armstrong Development, LLC in 2000 until 2003 as a commercial leasing agent after spearheading the design and development of its first apartment community, Tall Timbers.  As a leasing agent, she was directly responsible for the lease up of newly constructed Publix supermarket anchored shopping centers.

Mrs. Tyszko joined RJ King & Associates Commercial Real Estate Company, a full service brokerage firm, from 2003 to 2006, where she represented developers and owners in transactions such as leasing, sales and property management.

Upon joining RJS Development, Inc. she resigned her position at RJ King & Associates in order to assist her husband Joe Tyszko and their company with the marketing and development of numerous shopping centers.  As Vice President, she is responsible for not only site acquisitions, marketing and leasing of RJS Development projects, but also for the corporate administration of the company which includes, but is not limited to, human resources, marketing, office management and licensure compliance.

Executive Compensation

The following table sets forth information concerning the annual and long-term compensation of our Chief Executive Officer, and the most highly compensated employees and/or executive officers who served at the end of the fiscal years December 31, 2007 and 2006, and whose salary and bonus exceeded $100,000 for the fiscal years ended December 31, 2007 and 2006, for services rendered in all capacities to us.  The listed individuals shall hereinafter be referred to as the “Named Executive Officers.”  Currently, we have no employment agreements with any of our Directors or Officers.  All of our directors are unpaid.  Compensation for the future will be determined when and if additional funding is obtained.

Table 4.0 Summary Compensation

					Long-Term Compensation
		Annual Compensation			Awards		Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
				Other
				Annual	Restricted	Securities	LTIP	All Other
		Salary	Bonus	Compen-	Stock	Underlying	Payouts	Compensa-
Name and principal position	Year	($)	($)	sation ($)	Award(s) $	Options/SARS	($)	tion ($)
Joe Tyszko (1), President,	2007	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Secretary and Chairman of the
Board of Directors	2006	28,600	-0-	-0-	-0-	-0-	-0-	-0-
Valerie Tyszko (2),	2007	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Treasurer/Director	2006	13,000	-0-	-0-	-0-	-0-	-0-	-0-

(1)

There is no employment contract with Mr. Tyszko at this time.  Nor are there any agreements for compensation in the future.  A salary and stock options and/or warrants program may be developed in the future.

(2)

There is no employment contract with Valerie Tyszko at this time.  Nor are there any agreements for compensation in the future.  A salary and stock options and/or warrants program may be developed in the future.

Compensation Committee Interlocks and Insider Participation

Currently, our Board of Directors consists of Mr. Joe Tyszko, and Valerie Tyszko.  We are not actively seeking additional board members at this time.  At present, the Board of Directors has not established any committees.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information concerning the beneficial ownership of shares of our common stock with respect to stockholders who were known by us to be beneficial owners of more than 5% of our common stock as of May 15, 2008, and our officers and directors, individually and as a group.  Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to such shares of common stock.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”) and generally includes voting or investment power with respect to securities.  In accordance with the SEC rules, shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionees, if applicable.  Subject to community property laws, where applicable, the persons or entities named in Table 5.0 (See “Selling Security Holders”) have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them.

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Table 5.0 Beneficial Ownership

Amount and Nature of Beneficial Ownership Percent of Class (1)(2)
Title of Class	Name and Address of Beneficial Owner	Before Offering	After Offering	Before Offering	After Offering
Common Stock	Joe Tyszko (1) 200 Miramar Blvd. NE St. Petersburg, FL 33704	20,300,000	20,300,000	58%	58%
Common Stock	Valerie Tyszko 200 Miramar Blvd. NE St. Petersburg, FL 33704	-0-	-0-	0.0%	0.0%
Common Stock	All Executive Officers and Directors as a Group (1)	20,300,000	20,300,000	58%	58%

(1)The percentages are based on a Before-Offering total of 35,000,000 shares of common stock issued and outstanding as of the date of this prospectus and assumes none of the 18,375,000 shares of our selling security holders’ shares will be sold.

(2)All of the figures presented in table 5.0 above have given retroactive effect to the stock split that occurred September 30, 2007.

Transactions With Related Persons, Promoters and Certain Control Persons

To the best of our knowledge there are no transactions involving any director, executive officer, or any security holder who is a beneficial owner or any member of the immediate family of the officers and directors, or any related persons or promoters.

Director Independence

We do not presently have any independent directors.  Our Board of Directors is comprised of our President, Joe Tyszko and his wife, Valerie Tyszko who also serves as our Treasurer.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITES ACT LIABILITIES

Our Articles of Incorporation do include a provision under Article X, to permit us to indemnify any Director, Officer, agent or employee as to those liabilities and on those terms and conditions as appropriate and to purchase and maintain insurance on behalf of any such persons whether or not the corporation would have the power to indemnify such person against the liability insured against.

Our By-Laws, Article X, Section 3, do permit up to indemnify any Director, Officer, agent or employee as to those liabilities and on those terms and conditions as appropriate and to purchase and maintain insurance on behalf of any such persons whether or not the corporation would have the power to indemnify such person against the liability insured against.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of RJS Development, Inc. pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is unenforceable.

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of RJS Development, Inc.:

We have reviewed the accompanying balance sheet of RJS Development, Inc. as of June 30, 2008 and the related statements of operations and cash flows for the three-month and six-month periods ended June 30, 2008 and June 30, 2007. These financial statements are the responsibility of the company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

Randall N. Drake, CPA, PA
Randall N. Drake, CPA, PA

Clearwater, Florida

September 3, 2008

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RJS DEVELOPMENT INC. Balance Sheet As of June 30, 2008 (Unaudited) and December 31, 2007 (Audited)

	June 30, 2008	December 31, 2007
	(Unaudited)	(Audited)

Current Assets
Cash & cash equivalents	$ 3,329	$ 17,332
Due from related party - Note B	10,000	10,000
Total Current Assets	13,329	17,332
Fixed Assets
Equipment	3,991	3,991
Furniture	4,482	4,482
Accumulated Depreciation	(4,090)	(3,455)
Total Fixed Assets	4,383	5,018
TOTAL ASSETS	$ 17,712	$ 22,350

Current Liabilities
Accounts Payable	$ -	$ 4,250
Due to Shareholder	25,561	33,662
Total Current Liabilities	25,561	37,912
TOTAL LIABILITIES	25,561	37,912
Shareholder's Equity
Common Stock, $.01 par value,
75,000,000 shares authorized and
35,000,000 shares issued and outstanding	350,000	350,000
Paid-In Capital	(349,650)	(349,650)
Accumulated Deficit	(8,199)	(5,912)
Total Shareholder's Equity	(7,849)	(5,562)
TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY	$ 17,712	$ 32,350

See accompanying notes and accountant’s report.

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RJS DEVELOPMENT INC. Statement of Operations (Unaudited) For the three and six months ended June 30, 2008 and June 30, 2007

	3 months ended	3 months ended	6 months ended	6 months ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenue	$ 1,386	$ -	$ 1,386	$ 8,639
Operating Expenses
Accounting Fees	910	-	1,635	2,768
Advertising Expense	-	-	-	629
Depreciation	317	317	634	634
Dues and Subscriptions	-	-	-	255
Legal & Professional Fees	250	12,487	250	15,061
Postage	164	82	164	82
Salaries & Wages	-	500	-	500
Software	50	-	50	-
Taxes	940	-	940	-
	2,631	13,386	3,673	19,929

Loss from Operations	(1,245)	(13,386)	(2,287)	(11,290)

Provision for Income Tax - Note B	-	-	-	-
Net Loss	$ (1,245)	$ (13,386)	$ (2,287)	$ (11,290)

Earnings Per Common Share:
Net Loss Per Share	-	(1.34)	-	(0.50)

Weighted Average Shares	35,000,000	10,000	35,000,000	22,500

See accompanying notes and accountant’s report.

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RJS DEVELOPMENT INC. Statement of Cash Flows (Unaudited) For the six months ended June 30, 2008 and June 30, 2007

	June 30, 2008	June 30, 2007
	(Unaudited)	(Unaudited)
OPERATING ACTIVITIES
Net Loss	$ (2,287)	$ (11,290)
Adjustments to reconcile net loss
to net cash used by Operating Activities
Depreciation	634	634
Net Decrease in:
Accounts Payable	(4,250)	(2,500)
Net cash used by Operating Activities	(5,903)	(13,156)

INVESTING ACTIVITIES
Net Decrease in:
Deposits	-	50,000
Due from William Stone	-	75,000
Net cash provided by Investing Activities	-	125,000
FINANCING ACTIVITIES
Net Decrease in:
Due to Shareholder	(8,100)	(348,053)
Shareholder Distributions	-	(189,331)
Net cash used by Financing Activities	(8,100)	(537,384)
Net decrease in cash & cash equivalents	(14,003)	(425,540)
Cash & cash equivalents at beginning of period	17,332	460,916
Cash & cash equivalents at end of period	$ 3,329	$ 35,376

SUPPLEMENTAL DISCLOSURE:
Interest Expense	-	-
Income Tax Provision	-	-

See accompanying notes and accountant’s report.

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RJS DEVELOPMENT INC.

Notes to Financial Statements (Unaudited)

June 30, 2008

NOTE A – ORGANIZATION AND NATURE OF BUSINESS

The Company was incorporated May 27, 2003 in the State of Florida.  The Company is in the business of providing development services in the real estate industry.

NOTE B – SIGNIFICANT ACCOUNTING POLICIES

Basis for Presentation

In the opinion of management, all adjustments consisting of normal recurring adjustments necessary for a fair statement of (a) the result of operations for the three and six month periods ended June 30, 2008 and June 30, 2007; (b) the financial position at June 30, 2008, and (c) cash flows for the six month periods ended June 30, 2008 and June 30, 2007, have been made.

The Company prepares its financial statements in conformity with generally accepted accounting principles in the United States of America. These principals require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management believes that these estimates are reasonable and have been discussed with the Board of Directors; however, actual results could differ from those estimates.

The financial statement and notes are presented as permitted by Form 10-QSB. Accordingly, certain information and note disclosures normally included in the financial statements prepared in accordance with accounting principals generally accepted in the United States of America have been omitted. The accompanying unaudited financial statements should be read in conjunction with the financial statements and notes for the years ended December 31, 2007 and 2006. Operating results for the three and six months ended June 30, 2008 and June 30, 2007 are not necessarily indicative of the results that may be expected for the entire year.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all short-term securities with a maturity of three months or less to be cash equivalents.  At June 30, 2008, there were no cash equivalents.

Fixed Assets

Furniture and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful live of the asset, which is 5-7 years. Major expenditures that extend the useful lives of property and equipment are capitalized.  Expenditures for maintenance and repairs are charged to expense as incurred.

Capital Stock

On August 17, 2006, the Board filed amended and restated articles authorizing a total of 75,000,000 shares of $.01 par value capital stock.

In January 2007, the Company’s sole shareholder purchased and additional 10,300 shares of capital stock at par value of $.01.

In April 2007, the Company received 49 executed stock subscription agreements for the additional purchase of stock in the Company at $.01 per share.

After the sale of stock there were 20,300 majority owned shares and 14,700 minority owned shares outstanding.

On September 30, 2007 the Company approved a 1000:1 forward stock split (See Note D).

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RJS DEVELOPMENT INC.

Notes to Financial Statements (Unaudited)

June 30, 2008

NOTE B – SIGNIFICANT ACCOUNTING POLICIES (continued)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the corporation to make estimates and assumptions that affect certain reported amounts and disclosures.  Accordingly, actual results could differ from those estimates.

Concentration of Credit Risk

All revenue recognized in 2008 and 2007 was generated from services performed for a sole client.

Revenue Recognition

The Company generates revenue through a variety of development services.  The Company recognizes its revenue on the accrual basis which considers revenue to be earned when the services have been performed.

Related Party

JVT Development, Inc is owned 100% by the majority shareholder of the Company.  JVT Development, Inc. is responsible for real estate project implementation whereas the Company is responsible for design, development and logistics associated with real estate development.

Rent Expense

The Company reports rent expense based on the square footage of the facilities that it uses for operations.

In 2008 and 2007 the Company used facilities leased by JVT Development, Inc., a related party.

Income Taxes

Prior to April 30, 2007, the Company reported its earnings under the S-Corporation election and thereby all taxable income is passed-thru to the sole shareholder and is taxed at the shareholder’s ordinary tax rate.

On April 30, 2007 the Company issued stock to a corporation thereby automatically terminating the S-Corporation election.  As a result, earnings are taxed to the corporation when earned and are no longer passed through directly to the shareholders.  In addition, earnings will be taxed at the corporate tax rate which varies on a graduated basis between 15% and 35%.

NOTE C – NOTE RECEIVABLE

On December 8, 2006, the Company (as lender) entered into a $75,000 promissory note with William Stephen Stone.  Interest was to be charged at a rate of 18% per annum on any unpaid balance.  Principal and interest was due and payable to the Company on or before June 8, 2007.  In an agreement dated March 20, 2007 between the Company, JVT Development, Inc., a related party, Joe Tyszko and William Stone, the parties agreed to release and discharge the original note in exchange for a reduction in service payment by JVT Development, Inc. to William Stone relating to the “North Tampa Shores Center” development project.  As such, the original note is considered to be satisfied by JVT Development, Inc.

NOTE D – CAPITAL STOCK AND FORWARD STOCK SPLIT

In January 2007, the Company’s sole shareholder purchased an additional 10,300 shares of capital stock at a par value of $.01.

In April 2007, the Company received 49 executed stock subscription agreements for the additional purchase of stock in the Company at $.01 per share.  After the sale of stock there were 20,300 majority owned shares and 14,700 minority owned shares outstanding.

On September 30, 2007, the Company ratified and authorized a 1,000:1 forward stock split that resulted in 35,000,000 outstanding shares of stock, as detailed below:

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RJS DEVELOPMENT INC.

Notes to Financial Statements (Unaudited)

June 30, 2008

The December 31, 2006 financial statements present the forward stock split of the original 10,000 shares of stock in the January 1, 2006 beginning common stock balance.  These financial statements present the forward stock split of the additional 25,000 shares for a total of 35,000,000 shares issued and outstanding at December 31, 2007.

NOTE E – EARNINGS PER SHARE

Loss per common share of ($.00) for the period ended June 30, 2008 and ($.50) for the period ended June 30, 2007 were calculated based on a net loss numerator of ($2,287) and ($11,290) divided by a denominator of 35,000,000 and 22,500 shares of outstanding common stock for the respective periods.

NOTE F – ACCOUNTING PRONOUNCEMENTS

The Financial Accounting Standards Board and other entities issued new or modifications to, or interpretations of, existing accounting guidance during 2008. The corporation has carefully considered the new pronouncements that altered generally accepted accounting principles and does not believe that any new or modified principles will have a material impact on the corporation’s reported financial position or operations in the near term.

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Shareholders of RJS Development, Inc.

We have audited the accompanying balance sheets of RJS Development, Inc. as of December 31, 2007 and 2006, and the related statements of operations, stockholders’ equity, and cash flows for the periods ended December 31, 2007 and 2006. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of RJS Development, Inc. as of December 31, 2007 and 2006 and the results of its operations and its cash flows for the years ended December 31, 2007 and 2006 in conformity with accounting principles generally accepted in the United States of America.

Randall N. Drake, CPA, PA

Randall N. Drake, CPA, PA

Clearwater, Florida

March 18, 2008

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RJS Development, Inc. Balance Sheet December 31, 2007 and 2006
	2007	2006
ASSETS

Current Assets
Cash & cash equivalents	$17,332	$460,916
Due from related party - Note B	10,000	0
Total Current Assets	27,332	460,916
Fixed Assets
Equipment	3,991	3,991
Furniture	4,482	4,482
Accumulated Depreciation	(3,455)	(2,186)
	5,018	6,287
Other Assets
Deposits	0	54,549
Due from William Stone – Note C	0	75,000
	0	129,549
TOTAL ASSETS	32,350	596,752
LIABILITIES & SHAREHOLDER'S EQUITY

Liabilities
Accounts Payable	4,250	6,000
Income Taxes Payable	0	81,623
Due To Shareholder	33,662	348,053
Total Liabilities	37,912	435,676
Shareholder's Equity
Common Stock, $.01 par value, 75,000,000 shares authorized
and 35,000,000 shares issued and outstanding	350,000	100,000
Paid-In-Capital	(349,650)	(99,900)
Retained Earnings	(5,912)	160,976
Total Shareholder's Equity	(5,562)	161,076
TOTAL LIABILITIES & SHAREHOLDER'S EQUITY	$32,350	$596,752

See accompanying notes.

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RJS Development, Inc. Statement of Operations For the Year Ended December 31, 2007 and 2006
	2007	2006

Revenue	$21,139	$410,470
Operating Expenses
Accounting Fees	5,488	4,175
Advertising Expense	629	20,073
Automobile Expense	0	9,745
Depreciation	1,269	1,205
Dues and Subscriptions	255	1,203
Engineering Costs	0	7,198
Graphics/Sign	0	771
Legal & Professional Fees	15,061	29,981
Meals & Entertainment	0	3,213
Office Expense	0	1,551
Outside Services	0	17,500
Parking & Tolls	0	941
Payroll Fees	0	415
Postage	82	631
Printing	0	215
Rent	3,500	3,151
Repairs & Maintenance	450	0
Salaries & Wages	500	53,908
Software	0	7,333
Supplies	0	1,912
Telephone	0	4,574
Taxes - Payroll	0	4,771
Travel	0	3,348
	27,234	177,814

Net Income / (Loss) Before Taxes	($6,095)	$232,656

Income Tax Provision - Note B	0	81,623

Net Income / (Loss)	($6,095)	$151,033

Earnings/ (Loss) per share - Note E	(0.00)	0.01
Weighted Ave. Shares Basic and Diluted	23,493,151	10,000,000

See accompanying notes.

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RJS Development, Inc. Statement of Changes in Stockholders’ Equity For the Year Ended December 31, 2007 and 2006
	Common Stock		Additional	Retained
	Shares	Amount	Paid in Capital	Earnings	Total
Balances at January 1, 2006 (See Note F)	10,000,000	$100,000	($99,900)	$9,943	$10,043

Net Income				151,033	151,033

Balances at December 31, 2006	10,000,000	$100,000	($99,900)	$160,976	$161,076

Balances at January 1, 2007	10,000,000	$100,000	($99,900)	$160,976	$161,076

Reverse 2006 Income Tax Payable				81,623	81,623

Net Loss				(6,095)	(6,095)

Additional Shareholder Stock Purchase -1/2/07
(See Note B & D )	10,300,000	103,000	(102,897)		103

Stock Issuance for 49 Subscription
Agreements @ $3 per Subscription – 4/30/07
(See Note B & D )	14,700,000	147,000	(146,853)		147

Capital Distributions				(242,416)	(242,416)

Balances at December 31, 2007	35,000,000	$350,000	($349,650)	($5,912)	($5,562)

See accompanying notes.

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RJS Development, Inc. Statement of Cash Flows For the Year Ended December 31, 2007 and 2006
	2007	2006

OPERATING ACTIVITIES
Net Income / (Loss)	($6,095)	151,033
Adjustments to reconcile net income
to net cash (used)/ provided
Depreciation	1,269	1,205
Net Increase / (Decrease) in:
Accounts Receivable	0	4,000
Accounts Payable	(1,750)	3,000
Income Taxes Payable	(81,623)	81,623
Net cash (used) / provided by Operating Activities	(88,199)	240,861

INVESTING ACTIVITIES
Net (Increase) / Decrease in:
Deposits	54,549	(54,549)
Due from JVT Development	(10,000)	0
Due from William Stone	75,000	(75,000)
Purchase of equipment	0	(650)
Net cash (used) / provided by Investing Activities	119,549	(130,199)
FINANCING ACTIVITIES
Net Increase / (Decrease) in:
Stock Subscriptions	250	0
Due to Shareholder	(314,391)	348,053
Shareholder Distributions	(160,793)	0
Net cash (used) / provided by Financing Activities	(474,934)	348,053
Net decrease in cash & cash equivalents	(443,584)	458,715
Cash & cash equivalents at beginning of period	460,916	2,201
Cash & cash equivalents at end of period	($17,332)	$460,916

SUPPLEMENTAL DISCLOSURE:
Interest Expense	$0	0
Income Tax Provision	($81,623)	81,623

NON-CASH INVESTING AND FINANCING ACTIVITIES
Effect of 1000:1 Forward Stock Split on
Common Stock	249,750	99,900
Paid in Capital	(249,750)	(99,000)

See accompanying notes.

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RJS Development, Inc.

Notes to Financial Statements

December 31, 2007 and 2006

NOTE A – ORGANIZATION AND NATURE OF BUSINESS

The Company was incorporated May 27, 2003 in the State of Florida.  The Company is in the business of providing development services in the real estate industry.

NOTE B – SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all short-term securities with a maturity of three months or less to be cash equivalents.  At December 31, 2007, there were no cash equivalents.

Fixed Assets

Furniture and equipment are stated at cost. Depreciation on fixed assets are computed using the straight-line method over the estimated useful live of the asset, which is 5-7 years. Major expenditures that extend the useful lives of property and equipment are capitalized.  Expenditures for maintenance and repairs are charged to expense as incurred.

Capital Stock

On August 17, 2006, the Board filed amended and restated articles authorizing a total of 75,000,000 shares of $.01 par value capital stock.

In January 2007, the Company’s sole shareholder purchased an additional 10,300 shares of capital stock at a par value of $.01.

In April 2007, the Company received 49 executed stock subscription agreements for the additional purchase of stock in the Company at $.01 per share.

After the sale of stock there were 20,300 majority owned shares and 14,700 minority owned shares outstanding.

On September 30, 2007 the Company approved a 1000:1 forward stock split.  See Note D.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the corporation to make estimates and assumptions that affect certain reported amounts and disclosures.  Accordingly, actual results could differ from those estimates.

Concentration of Credit Risk

All revenue recognized in 2006 was generated from services performed for two clients.

All revenue recognized in 2007 was generated from services performed for a sole client.

Revenue Recognition

The Company generates revenue through a variety of development services.  The Company recognizes its revenue on the accrual basis which considers revenue to be earned when the services have been performed.

Related Party

JVT Development, Inc. is owned 100% by the majority shareholder of the company.  JVT Development, Inc. is responsible for real estate project implementation whereas the company is responsible for design, development and logistics associated with real estate development.

Rent Expense

The Company reports rent expense based on the square footage of the facilities that it uses for operations.

In 2006 the company used facilities owned by the shareholder and in 2007 the company used facilities leased by JVT Development, a related party.

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RJS Development, Inc.

Notes to Financial Statements (continued)

December 31, 2007 and 2006

Income Taxes

In 2006, the Company reported its earnings under the S-Corporation election and thereby all taxable income is passed-thru to the sole shareholder and is taxed at the shareholder’s ordinary tax rate.

However, for financial statements purposes we have calculated the income tax provision as though the Company operated as a C-Corporation as of the beginning of the 2006 year.

On April 30, 2007 the Company issued stock to a corporation thereby automatically terminating the S-Corporation election.  As a result, earnings are taxed to the corporation when earned and are no longer passed through directly to the shareholders.  In addition, earnings will be taxed at the corporate tax rate which varies on a graduated basis between 15% and 35%.

NOTE C – NOTE RECEIVABLE FROM WILLIAM STONE

On December 8, 2006, the Company (as lender) had entered into a $75,000 promissory note with William Stone.  Interest was to be charged at a rate of 18% per annum on any unpaid balance.  Principal and interest was due and payable to the Company on or before June 8, 2007.  In an agreement dated March 20, 2007 between the Company, JVT Development, Inc., a related party, Joe Tyszko and William Stone, the parties agreed to release and discharge the original note in exchange for a reduction in service payment by JVT Development, Inc. to William Stone relating to the “North Tampa Shores Center” development project.  As such, the original note is considered to be satisfied by JVT Development, Inc.

NOTE D – CAPITAL STOCK AND FORWARD STOCK SPLIT

In January 2007, the Company’s sole shareholder purchased an additional 10,300 shares of capital stock at a par value of $.01.

In April 2007, the Company received 49 executed stock subscription agreements for the additional purchase of stock in the Company at $.01 per share.  After the sale of stock there were 20,300 majority owned shares and 14,700 minority owned shares outstanding.

On September 30, 2007, the Company ratified and authorized a 1,000:1 forward stock split that resulted in 35,000,000 outstanding shares of stock, as detailed below:

		9/30/07 1000:1	Outstanding Shares
	# of Shares	Forward Split	Post 1000:1 Forward Split
Original Stock	10,000	1,000	10,000,000

Additional Shareholder
Stock Purchase	10,300	1,000	10,300,000

49 Subscription Agreements	14,700	1,000	14,700,000
			35,000,000

The December 31, 2006 financial statements present the forward stock split of the original 10,000 shares of stock in the January 1, 2006 beginning common stock balance.  These financial statements present the forward stock split of the additional 25,000 shares for a total of 35,000,000 shares issued and outstanding at December 31, 2007.

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RJS Development, Inc.

Notes to Financial Statements (continued)

December 31, 2007 and 2006

NOTE E – EARNINGS / (LOSS) PER COMMON SHARE

Earnings per common share of (.00) and .01 were calculated based on reported income divided by the average shares (adjusted for the stock recapitalization in Note D above) outstanding during the years 2007 and 2006.  The weighted average common shares outstanding were 10,000,000 for 2006 and 23,493,151 for 2007. There are no share equivalents.

NOTE F – ACCOUNTING PRONOUNCEMENTS

The Financial Accounting Standards Board and other entities issued new or modifications to, or interpretations of, existing accounting guidance during 2007.  The company has carefully considered the new pronouncements that altered generally accepted accounting principles and does not believe that any new or modified principles will have a material impact on the corporation’s reported financial position or operations in the near term.

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PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by RJS Development, Inc. in connection with the sale of the securities being registered.  All amounts are estimates except the Securities and Exchange Commission registration fee and the Accounting Fees and Expenses:

Registration Fee	$7.22
Federal taxes, state taxes and fees	$0.00
Printing and Engraving Expenses	$2,750.00
Accounting Fees and Expenses	$10,000.00
Legal Fees and Expenses	$30,000.00
Transfer Agent’s Fees and Expenses	$2,000.00
Miscellaneous	$5,000.00
Total	$49,757.12

We will bear all the costs and expenses associated with the preparation and filing of this registration statement including the registration fees of the selling security holders.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Amended and Restated Articles, Article X, permits the corporation to indemnify a director, officer or control person of the corporation for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expense.

In addition, our By-Laws, Article X, Section 3, do permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether or not Florida law would permit indemnification.  We have not obtained any such insurance at this time.

We have been advised that it is the position of the Securities and Exchange Commission that insofar as the foregoing provisions may be invoked to disclaim liability for damages arising under the Securities Act of 1933, as amended, that such provisions are against public policy as expressed in the Securities Act and are therefore unenforceable.

CODE OF ETHICS

We have adopted a code of ethics as of September 2007 that applies to our principal executive officer, principal financial officer and principal accounting officer as well as our employees.  Our standards are in writing and will be posted on our website once our site is operational.  Our complete Code of Ethics has been attached to this registration statement as an exhibit.  Our annual report filed with the Securities Exchange Commission will set forth the manner in which a copy of our code may be requested at no charge.  The following is a summation of the key points of the Code of Ethics we adopted:

•

Honest and ethical conduct, including ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•

Full, fair, accurate, timely, and understandable disclosure reports and documents that a small business issuer files with, or submits to, the Commission an in other public communications made by our company;

•

Full compliance with applicable government laws, rules and regulations;

•

The prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

•

Accountability for adherence to the code.

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WHERE YOU CAN FIND MORE INFORMATION

We will file reports and other information with the U.S. Securities and Exchange Commission.  You may read and copy any document that we file at the SEC’s public reference facilities at 100 F Street N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-732-0330 for more information about its public reference facilities.  Our SEC filings will be available to you free of charge at the SEC’s web site at www.sec.gov.

RECENT SALES OF UNREGISTERED SECURITIES

Set forth below is information regarding the issuance ad sales of RJS Development, Inc.’s common stock without registration during the last three years.  No sales involved the use of an underwriter and no commissions were paid in connection with the sale of any securities.  The following securities of RJS Development, Inc. were issued by RJS within the past three (3) years and were not registered under the Securities Act of 1933:

On September 30, 2005 the Board of Directors authorized the sale of up to fifty thousand (50,000) additional shares of stock.  The company sold twenty-one thousand (21,000) of the authorized fifty thousand (50,000) shares and then closed the sale of additional shares. The sale of stock to the following individuals was issued shares from the authorized capital stock for additional paid-in-capital. These shares were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 as the shares were not a part of a public offering.  There was no distribution of a prospectus, private placement memorandum, or business plan to the public.  There was no information transmitted by electronic means or by use of the Internet.  Shares were sold to friends, family and personal business acquaintances of the President, Joe Tyszko.  Each individual had specific knowledge of the Company’s operation that was given to them personally by the President, Joe Tyszko.  Each individual is considered educated and informed concerning small investments, such as the $3.00 investment in our company.  The sale of the shares occurred between October 11, 2006 and November 2, 2006 to the following individuals.  Upon receipt of the executed subscription agreements, the sale of any individual shares was closed by the Board of Directors.  The following table gives effect to the forward stock split of 25:1 that occurred on November 15, 2006.

Name of Stockholder	Shares Received	Date Shares Sold	Consideration
Joe Tyszko	20,300,000		$3.00
Tom Tyszko	300,000	01/30/07	$3.00
Loretta Tyszko	300,000	01/30/07	$3.00
Jean Bolling	300,000	01/30/07	$3.00
Steve Tyszko	300,000	01/30/07	$3.00
Dawn Tyszko	300,000	01/30/07	$3.00
Christy Hicks	300,000	01/30/07	$3.00
Martae Pratt	300,000	01/30/07	$3.00
Cathy Hicks	300,000	01/30/07	$3.00
Tara Dobbins	300,000	01/30/07	$3.00
Scott Dobbins	300,000	01/30/07	$3.00
Pam Pitre	300,000	03/21/07	$3.00
Shawn Pitre	300,000	03/21/07	$3.00
Michael Pruitt	300,000	01/30/07	$3.00
Troy Artz	300,000	01/30/07	$3.00
Nate Rich	300,000	01/30/07	$3.00
Gail McGrath	300,000	03/21/07	$3.00
David Patterson	300,000	01/30/07	$3.00
Wendy Patterson	300,000	01/30/07	$3.00
Donna Jenkins	300,000	01/30/07	$3.00
Cherie Jenkins	300,000	01/30/07	$3.00

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Greg Creten	300,000	01/30/07	$3.00
John Maguire	300,000	01/30/07	$3.00
Riley Maguire	300,000	01/30/07	$3.00
Lacy Maguire	300,000	01/30/07	$3.00
Vince Maguire	300,000	01/30/07	$3.00
Rachel Maguire	300,000	01/30/07	$3.00
Justin Boudreau	300,000	01/30/07	$3.00
Vicky Lynn Payne	300,000	01/30/07	$3.00
Susan Maxim	300,000	01/30/07	$3.00
Kathleen Hartley	300,000	01/30/07	$3.00
John Hartley Sr.	300,000	01/30/07	$3.00
John Hartley Jr.	300,000	01/30/07	$3.00
Laura King	300,000	01/30/07	$3.00
Carl Barba	300,000	01/30/07	$3.00
Rveva Bartlett	300,000	01/30/07	$3.00
Kristen Graham	300,000	01/30/07	$3.00
Leo Perez	300,000	01/30/07	$3.00
Hank Kirkland	300,000	03/21/07	$3.00
Joann Kirkland	300,000	03/21/07	$3.00
Allison Diaz	300,000	03/21/07	$3.00
Anthony Martingano	300,000	03/21/07	$3.00
Paul Carbone	300,000	03/21/07	$3.00
Cindy Carbone	300,000	03/21/07	$3.00
Lori (Hill) DeSimone	300,000	03/21/07	$3.00
Black Jack Cons., Inc.	300,000	03/21/07	$3.00
Adrienne Wolfe	300,000	03/21/07	$3.00
Joseph Franklin	300,000	03/21/07	$3.00
Stephanie Fluke	300,000	03/21/07	$3.00
Matt DeSimone	300,000	03/21/07	$3.00

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The following Exhibits are filed as part of this Registration Statement, pursuant to Item 601 of Regulation S-K.  All Exhibits are attached hereto unless otherwise noted.

Exhibit No.	Description
3.1	Articles of Incorporation
3.2	By-Laws
5	Opinion Regarding Legality and Consent of Counsel: by Clifford J. Hunt, Esq.
14	Code of Ethics
15	Letter regarding interim financial statements
23	Consent of Experts and Counsel: Independent Auditor’s Consent by Randall N. Drake, C.P.A.

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UNDERTAKINGS

(a) Rule 415 Offering..  The undersigned registrant hereby undertakes to:

(1)

File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a twenty percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.

(3)

File a post-effective amendment to remove from registration any of the securities that remain unsold at the termination of the offering.

(b)

Request for Acceleration of Effective Date.  Insofar as indemnification for liabilities arising under the Securities Act  may be permitted to directors, officers and controlling persons of the registrant according the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(4)

That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of St. Petersburg, State of Florida, on September 16, 2008.

(Registrant)

RJS DEVELOPMENT, INC.

By:  /s/ Joe Tyszko

Joe Tyszko, President

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Name	Title	Date
/s/Joe Tyszko Joe Tyszko	Principal Executive Officer, Principal Accounting Officer, Chief Financial Officer, Secretary, Chairman of the Board of Directors	September 16, 2008
/s/Valerie Tyszko Valerie Tyszko	Treasurer/Director	September 16, 2008